UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
INTERNATIONAL ALUMINUM CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: common stock of the Registrant, par value $1.00 per share

(2)	Aggregate number of securities to which transaction applies:

4,308,119 shares of the Registrant’s common stock and stock options to purchase 5,000 shares of the Registrant’s common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (i) 4,308,119 shares of common stock, multiplied by the merger consideration of $53.00 per share, equaling $228,330,307, and (ii) stock options to purchase 5,000 shares of common stock, multiplied by $21.4375 per share, which is the difference between the merger consideration of $53.00 per share and the option exercise price of $31.5625 per share, equaling $107,187.50. The filing fee was then determined by multiplying 0.000107 by the aggregate merger consideration of $228,437,494.50.

(4)	Proposed maximum aggregate value of transaction: $228,437,494.50

(5)	Total fee paid: $24,442.81
☑	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholders:

We cordially invite you to attend a special meeting of shareholders of International Aluminum Corporation, a California corporation, at our executive offices located at 767 Monterey Pass Road, Monterey Park, California 91754, on March 29, 2007, at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of January 9, 2007, pursuant to which IAC Holding Co., a newly formed Delaware corporation, has agreed to acquire International Aluminum in a cash merger. IAC Holding Co. was formed by Genstar Capital, LLC, a private equity firm, for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.

If International Aluminum’s shareholders approve the merger agreement and the merger is completed, you will receive $53.00 in cash, without interest, for each share of International Aluminum common stock you own (unless you have properly exercised your dissenters’ rights with respect to the merger and the holders of at least five percent of our common stock properly exercise their dissenters’ rights).

After careful consideration, International Aluminum’s board of directors, by a unanimous vote of the directors, has determined that the merger agreement is advisable, fair to, and in the best interests of the shareholders of International Aluminum, has approved and authorized in all respects the merger agreement, and recommends that you vote “FOR” the approval of the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may obtain more information about International Aluminum from documents we have filed with the Securities and Exchange Commission. We will also be available at the special meeting to answer your questions.

We would like you to attend the special meeting.  HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card in the postage-paid envelope or submit your proxy by the Internet prior to the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares are held in “street name,” you must instruct your broker in order to vote. Remember, failing to vote has the same effect as a vote against the approval of the merger agreement.

We look forward to seeing you on March 29, 2007.

Sincerely,

Ronald L. Rudy
President and Chief Executive Officer

This proxy statement is dated March 8, 2007 and is first being mailed to shareholders on or about March 8, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on March 29, 2007

To our Shareholders:

Notice is hereby given that a special meeting of shareholders of International Aluminum Corporation, a California corporation (“International Aluminum”), will be held on March 29, 2007, at 10:00 a.m. local time, at 767 Monterey Pass Road, Monterey Park, California 91754, in order to:

(1) Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2007 (the “merger agreement”), among International Aluminum, IAC Holding Co., a Delaware corporation (the “Buyer”), and IAL Acquisition Co., a California corporation and a wholly owned subsidiary of the Buyer (“Merger Subsidiary”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Merger Subsidiary will merge with and into International Aluminum, with International Aluminum continuing as the surviving corporation and becoming a wholly owned subsidiary of the Buyer. Upon completion of the merger, each share of International Aluminum common stock, other than those shares held (i) by International Aluminum as treasury stock, by International Aluminum’s subsidiaries, or by the Buyer or Merger Subsidiary, immediately prior to the effective time of the merger, or (ii) by shareholders, if any, who properly exercise their rights as dissenting shareholders under California law (provided that dissenters’ rights are available only if persons holding a total of at least five percent of our common stock properly exercise dissenters’ rights), will be converted into the right to receive $53.00 in cash, without interest;

(2) Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

(3) Transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only shareholders of record of our common stock at the close of business on March 8, 2007 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

The approval of the merger agreement requires the approval of the holders of a majority of the outstanding shares of International Aluminum common stock entitled to vote, with each share having a single vote for this purpose. Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of our outstanding common stock, has agreed to vote all shares that he controls in favor of the merger agreement.

Whether or not you plan to attend the special meeting, we urge you to vote your shares by completing, signing, dating, and returning the proxy card as promptly as possible in the postage-paid envelope and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by the Internet and do not vote in person at the special meeting, it will have the same effect as a vote against the approval of the merger agreement. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy card; such vote by ballot will revoke any proxy previously submitted. If, however, you hold your shares through a bank or broker or other custodian, you must obtain a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Each International Aluminum shareholder who does not vote in favor of the approval of the merger agreement will have the right to require International Aluminum to purchase his or her shares, in cash, for the fair value of the shares, but only if (1) the merger is completed, (2) the shareholder complies with the requirements of California law for the exercise of dissenters’ rights that are summarized in the accompanying proxy statement, and (3) shareholders holding in total at least five percent of International Aluminum’s common stock properly exercise their rights as dissenting shareholders.

By Order of the Board of Directors

Mitchell K. Fogelman
Senior Vice President and Corporate Secretary

March 8, 2007

Please do not send your stock certificates at this time. If the merger is completed, the disbursing agent will provide you with instructions regarding the surrender of your stock certificates.

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SUMMARY TERM SHEET

This Summary Term Sheet summarizes certain material information regarding the proposed merger. You should carefully read this entire proxy statement for a more complete understanding of the merger, the merger agreement, and the matters to be considered at the special meeting of shareholders.

•	The Merger (page 10)	Upon the closing of the transactions described in the merger agreement, International Aluminum Corporation (‘‘International Aluminum,” ‘‘we,” or ‘‘our”) will become a wholly owned subsidiary of IAC Holding Co. (the ‘‘Buyer”).
•	The Buyer (page 4)	The Buyer is an affiliate of Genstar Capital, LLC (‘‘Genstar”). Neither International Aluminum nor any of our officers or directors has an ownership interest in Genstar or is otherwise affiliated with Genstar.
•	Shareholders’ Meeting (page 30)	At the special meeting of our shareholders to be held on March 29, 2007, you will be asked to approve the merger agreement.
•	Merger Consideration to be Paid to Our Shareholders (page 32)	Upon the completion of the merger, each outstanding share of International Aluminum common stock — other than shares that are owned by International Aluminum or its subsidiaries or by the Buyer or Merger Subsidiary, and other than shares that are owned by shareholders who properly exercise dissenters’ rights under California law if shareholders holding in total at least five percent of International Aluminum’s common stock properly exercise their rights as dissenting shareholders — will be cancelled and converted into the right to receive $53.00 in cash, without interest.
•	Financing of the Merger (page 20)	Payment of the merger consideration will be financed through a combination of an equity investment by Genstar and debt financing that has been committed by CIBC WorldMarkets Corp. The Buyer’s obligation to complete the merger is conditioned upon its receipt of the funds described in the financing commitment letter that it has provided to us.
•	Other Closing Conditions (page 39)	Completion of the merger is also subject to the affirmative vote of a majority of International Aluminum’s outstanding shares and other customary closing conditions. We currently expect that the merger will be completed on March 30, 2007 or in early April 2007, with the exact timing dependent upon a number of factors. After the completion of the merger, you will have no ownership interest in International Aluminum and shares of International Aluminum’s common stock will no longer be publicly traded.
•	Our Board’s Recommendation (page 18)	Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of our shareholders.
•	Opinion of Citigroup Global Markets Inc. (page 21)	Citigroup Global Markets Inc. has provided a written opinion, dated January 9, 2007, to our board of directors to the effect that, as of the date of the written opinion and based on and subject to the matters described in the written opinion, the merger consideration of $53.00 per share is fair, from a financial point of view, to our shareholders (other than Genstar and its affiliates).
•	Mr. Vanderstar’s Support Agreement (page 42)	Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of International Aluminum’s outstanding common stock, has agreed to vote all shares that he controls in favor of the merger agreement.

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of International Aluminum. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of International Aluminum pursuant to the merger agreement by the Buyer, an entity formed by an affiliate of Genstar for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. If the merger agreement is approved by International Aluminum’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Subsidiary (a wholly owned subsidiary of the Buyer) will merge with and into International Aluminum. Pursuant to the merger agreement, International Aluminum will be the surviving corporation in the merger and will become a wholly owned subsidiary of the Buyer and shares of International Aluminum’s common stock will no longer be publicly traded after the merger.

Q:	What will I receive for my shares of International Aluminum common stock in the merger?

A:	Upon completion of the merger, you will receive $53.00 in cash, without interest, for each share of International Aluminum common stock that you own. For example, if you own 100 shares of common stock, you will receive $5,300 in cash in exchange for your shares of common stock. You will not own shares in International Aluminum after the merger.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 10:00 a.m., local time, on Thursday, March 29, 2007, at International Aluminum’s executive offices located at 767 Monterey Pass Road, Monterey Park, California 91754.

Q:	Are all International Aluminum shareholders as of the record date entitled to vote at the special meeting?

A:	Yes. All shareholders who own International Aluminum common stock at the close of business on March 8, 2007, the record date for the special meeting, will be entitled to receive notice of the special meeting and to vote the shares of International Aluminum common stock that they hold on that date at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	Are all International Aluminum shareholders as of the record date entitled to attend the special meeting?

A:	All International Aluminum shareholders as of the record date, or their legally authorized proxies named in the proxy card, may attend the special meeting. Seating, however, is limited. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. If your shares are held in the name of a broker, trust, bank, or other nominee, you should bring a proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares.

Q:	What vote of International Aluminum’s shareholders is required to approve the merger agreement?

A:	For us to complete the merger, shareholders holding a majority of the outstanding shares of International Aluminum common stock at the close of business on the record date must vote “FOR” the approval of the merger agreement, with each share having a single vote for these purposes. Accordingly, the failure to vote or voting to abstain will have the same effect as a vote against the merger agreement.

Q	How do the International Aluminum insiders intend to vote their shares?

Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of International Aluminum’s outstanding common stock, has agreed pursuant to a support agreement that he has entered into with the Buyer to vote all shares that he controls in favor of the merger agreement. Mr. Vanderstar has also granted the Buyer a proxy to vote such shares in favor of the approval of the merger agreement.

Q:	Does our board of directors recommend that our shareholders vote “FOR” the approval of the merger agreement?

A:	Yes. After careful consideration, the board of directors, by a unanimous vote of the directors, recommends that you vote “FOR” the approval of the merger agreement. You should read “The Merger — Reasons for the Merger” beginning on page 15 of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some of International Aluminum’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of International Aluminum’s Directors and Executive Officers in the Merger” beginning on page 19.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its appendices and the information incorporated by reference, and to consider how the merger affects you. If you are a shareholder as of the record date, then you can ensure that your shares are voted at the special meeting by completing, signing, dating, and returning each proxy card in the postage-paid envelope provided or submitting your proxy by the Internet prior to the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy prior to the special meeting by notifying us in writing or by submitting a later-dated new proxy by the Internet or by mail to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention: Corporate Secretary. You also may revoke your proxy by attending the special meeting and voting in person. Simply attending the special meeting, however, will not be sufficient to revoke your proxy. If you have instructed a broker to vote your shares, these options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign, date, and return all of the proxy cards you receive (or submit your proxy by the Internet) to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed on March 30, 2007 or in early April 2007, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the completion of the merger and the likelihood of the consummation of the merger cannot be predicted with certainty. If any of the conditions in the merger agreement are not satisfied, the merger agreement may terminate as a result, including as a result of the failure to satisfy any of the conditions described below under “The Merger Agreement — Conditions to the Merger” beginning on page 39 of this proxy statement.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing, and mailing this proxy statement and the proxies solicited hereby will be borne by International Aluminum. Additional solicitation may be made by telephone, facsimile, or other contact by certain directors, officers, employees, or agents of International Aluminum, none of whom will receive additional compensation for those activities. International Aluminum will, upon request, reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:	Will a proxy solicitor be used?

A:	No. However, the directors, officers, employees, and other agents of International Aluminum may solicit proxies on our behalf from shareholders by telephone, by other electronic means, or in person.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the disbursing agent in order to receive your portion of the aggregate merger consideration. Please do not send in your stock certificates with your proxy card.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you can call our Corporate Secretary, Mitchell K. Fogelman, at (323) 264-1670, extension 2118. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from the proxy statement and may not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the proposed transaction. We encourage you to read the merger agreement that is attached as Appendix A, because it is the legal document that governs the parties’ agreement pursuant to which the Buyer will acquire International Aluminum in a cash merger (the “merger”) if all of the conditions to the merger are satisfied or waived. Certain items in this summary include page references directing you to a more complete description of the items in this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about International Aluminum. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find Additional Information” on page 46.

The Parties to the Merger

Founded in 1957, International Aluminum is based in Monterey Park, California, and has three primary business lines: its commercial division manufactures decorative entrance doors, store fronts, window and curtain walls, windows and impact and blast-resistant systems; the residential division manufactures a broad line of vinyl and aluminum windows and doors, most of which are used in replacement or remodeling applications; and its extrusion operations manufacture mill finish, anodized, and painted extruded aluminum products for internal and external uses. For the fiscal year ended June 30, 2006, International Aluminum generated revenues of more than $280 million. We have approximately 1,600 employees with operations conducted from 24 North American operating facilities.

The Buyer is a newly formed Delaware corporation. The Buyer was formed by Genstar Capital Partners IV, L.P, which is an affiliate of Genstar, for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including related financing transactions. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Based in San Francisco, California, Genstar (www.gencap.com) is a private equity firm that makes leveraged investments in quality middle-market companies. Genstar works in partnership with management to transform its portfolio companies into industry-leading businesses. With more than $900 million of committed capital under management and significant investing experience, Genstar focuses on selected segments of the life sciences, business services, and industrial technology sectors.

Merger Subsidiary is a newly organized California corporation wholly owned by the Buyer. Merger Subsidiary was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including related financing transactions. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

The Merger (page 10)

You are being asked to vote your shares of International Aluminum to approve the merger agreement. The merger agreement provides that Merger Subsidiary will be merged with and into International Aluminum, and that each outstanding share of International Aluminum common stock (other than shares that are owned by International Aluminum and its subsidiaries, or by the Buyer or Merger Subsidiary, and other than shares that are owned by shareholders who properly exercise dissenters’ rights under California law if shareholders holding in total at least five percent of International Aluminum’s common stock properly exercise their rights as dissenting shareholders) will be cancelled and converted into the right to receive $53.00 in cash, without interest. The total amount paid per share of International Aluminum common stock is sometimes referred to in this proxy statement as the “merger consideration.”

After the completion of the merger, you will have no ownership interest in International Aluminum and shares of International Aluminum’s common stock will no longer be publicly traded.

The Special Meeting of Shareholders (page 30)

Place, Date, and Time

The special meeting of shareholders will be held at 10:00 a.m., local time, on Thursday, March 29, 2007, at International Aluminum’s executive offices located at 767 Monterey Pass Road, Monterey Park, California 91754.

Vote Required for Approval of the Merger Agreement

Approval of the merger agreement requires shareholders holding a majority of the outstanding shares of International Aluminum common stock at the close of business on the record date to vote “FOR” the approval of the merger agreement, with each share having a single vote for this purpose. The failure to vote or voting to abstain has the same effect as a vote against the approval of the merger agreement.

Who Can Vote at the Special Meeting

You may vote at the special meeting all of the shares of International Aluminum common stock you own of record as of the close of business on March 8, 2007. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares on your behalf or obtain an authorization from them to vote the shares yourself at the special meeting. As of the close of business on March 8, 2007, there were 4,308,119 shares of International Aluminum common stock outstanding held by approximately 282 holders of record.

Procedure for Voting

You may vote your shares by attending the special meeting and voting in person, or you may submit a proxy by the Internet or by mailing the enclosed proxy card. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy prior to the special meeting by notifying us in writing or by submitting a later-dated proxy by the Internet or by mail to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention: Corporate Secretary. In addition, you may revoke your proxy by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, these options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

If your shares are held in “street name” by your broker, please follow the directions provided by your broker in order to instruct your broker as to how to vote your shares. If you do not instruct your broker to vote your shares, it has the same effect as a vote against the approval of the merger agreement.

Board Recommendation (page 18)

After careful consideration, our board of directors, by unanimous vote:

•	has determined that the merger agreement is advisable, fair to, and in the best interests of International Aluminum and its shareholders;

•	has approved and authorized in all respects the merger agreement, the merger, and the other transactions contemplated by the merger agreement; and

•	recommends that International Aluminum’s shareholders vote “FOR” the approval of the merger agreement.

In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some of International Aluminum’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of International Aluminum’s Directors and Executive Officers in the Merger” beginning on page 19.

Fairness Opinion (page 21 and Appendix C)

In connection with the merger, our board of directors received a written opinion, dated January 9, 2007, from Citigroup Global Markets Inc. (“Citigroup”), International Aluminum’s financial advisor, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock (other than Genstar and its affiliates). The full text of Citigroup’s written opinion is attached to this proxy statement as Appendix C. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and limitations on the review undertaken.

Citigroup’s opinion was provided to our board of directors in connection with our board of directors’ evaluation of the merger consideration from a financial point of view and does not address any terms or other aspects or implications of the merger, other than the merger consideration to the extent expressly specified in the opinion, or any aspects or implications of any other agreement, arrangement, or understanding entered into in connection with the merger or otherwise. Citigroup’s opinion is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger.

International Aluminum’s Stock Price (page 43)

International Aluminum’s common stock is listed on the New York Stock Exchange under the trading symbol “IAL.” On January 9, 2007, which was the last trading day prior to the date on which we disclosed the merger agreement, our common stock closed at $50.00 per share. During the sixty trading days ended January 9, 2007, the average closing price of our common stock was $44.38 per share.

Shares Held by Directors and Executive Officers; Support Agreement (pages 43 and 44 and Appendix B)

As of March 8, 2007, the directors and executive officers of International Aluminum beneficially owned approximately 44.2% of the shares of International Aluminum common stock entitled to vote at the special meeting. Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of International Aluminum’s outstanding common stock, has agreed pursuant to a support agreement that he has entered into with the Buyer to vote all shares that he controls in favor of the merger agreement. Mr. Vanderstar has also granted the Buyer a proxy to vote such shares in favor of the approval of the merger agreement. The full text of the support agreement is attached to this proxy statement as Appendix B. We encourage you to read the support agreement in its entirety.

Material United States Federal Income Tax Consequences (page 28)

The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of International Aluminum common stock generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of International Aluminum common stock. You should consult your personal tax advisor for a full understanding of the tax consequences related to the merger that are particular to you.

Dissenters’ Rights (page 44 and Appendix D)

If International Aluminum shareholders owning five percent or more of our outstanding common stock submit proper demands to International Aluminum for the purchase of their dissenting shares in accordance with Chapter 13 of the California General Corporation Law following shareholder approval of the merger agreement, and if you voted your shares against approval of the merger agreement, you will be entitled to receive an amount equal to the fair market value of your shares as of January 9, 2007, provided that you comply with the procedures set forth in Chapter 13. The ultimate amount you receive as a dissenting shareholder may be more or less than, or the same as, the $53.00 per share you would have received in the merger. Your failure to follow exactly the procedures specified under California law will result in the loss of your dissenters’ rights.

Financing (page 20)

International Aluminum and the Buyer estimate that the total amount of funds necessary to complete the merger and related transactions will be approximately $240.7 million. This amount will be funded by a combination of debt and equity financing. In connection with the execution and delivery of the merger agreement, Merger Subsidiary obtained a letter commitment from CIBC World Markets Corp. (“CIBC”) and its affiliates to provide up to $150 million in debt financing, consisting of senior secured and mezzanine loans. Alternatively, and at the option of the Buyer, CIBC and its affiliates have committed to provide up to $142 million of debt financing, consisting of first and second lien loans, if the Buyer elects to enter into a sale-leaseback financing transaction with respect to some of International Aluminum’s properties. The facilities contemplated by the debt commitment letter are conditioned on the financing being consummated prior to May 31, 2007, as well as other customary conditions. The Buyer has obtained a letter commitment from Genstar Capital Partners IV, L.P., an affiliate of Genstar, to provide equity in an amount equal to the difference between the total merger consideration and the foregoing debt financing, but in no event less than $35 million. The equity commitment is subject to the satisfaction of the conditions to the Buyer’s and Merger Subsidiary’s obligations to effect the closing under the merger agreement and receipt by the Buyer of the funds contemplated by the debt financing.

Interests of International Aluminum’s Directors and Executive Officers in the Merger (page 19)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of International Aluminum’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. These interests include indemnification and insurance arrangements with officers and directors and change of control severance benefits that may become payable to certain officers. These interests, to the extent material, are described below under “The Merger — Interests of International Aluminum’s Directors and Executive Officers in the Merger.” The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Procedure for Receiving the Merger Consideration (page 33)

The Buyer will appoint a disbursing agent reasonably acceptable to us to coordinate the payment of the merger consideration following the merger. Promptly after the completion of the merger, the disbursing agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your International Aluminum common stock certificates in exchange for your portion of the aggregate merger consideration. Please do not send in your share certificates now.

Stock Options (page 33)

Each outstanding International Aluminum stock option that remains outstanding and unexercised as of the effective time of the merger, whether or not then vested or exercisable, will automatically be converted into the right to receive a cash payment equal to the product of (a) the excess, if any, of the merger consideration of $53.00 per share over the exercise price per share of the stock option and (b) the number of shares of common stock issuable upon exercise of the stock option. After the merger, such stock options will no longer be outstanding and the holders of the options will no longer have any rights to purchase International Aluminum stock.

No Solicitation by Us of Alternative Acquisition Proposals (page 37)

The merger agreement contains restrictions on International Aluminum’s ability to solicit or engage in discussions or negotiations with any third party relating to an “acquisition transaction,” which generally means (1) a merger involving International Aluminum, (2) a sale of a significant amount of our assets, (3) a sale of at least fifteen percent of our common stock, or (4) a tender offer regarding our common stock. We have agreed that, prior to the completion of the merger or the earlier termination of the merger agreement, we will not (i) initiate, solicit, or provide non-public or confidential information to facilitate any inquiry that constitutes, or may reasonably be expected to lead to, a proposal or offer relating to an acquisition transaction, or (ii) enter into, continue, or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any person any non-public information, or provide access to our properties, books, or records with respect to, any inquiries that constitute, or may reasonably be expected to lead to, an acquisition transaction.

However, prior to receipt of our shareholders’ approval of the merger agreement, if we receive any bona fide written offer or proposal with respect to a potential or proposed acquisition transaction that was not solicited, initiated, or knowingly encouraged by us in violation of the merger agreement and which our board of directors determines is or could reasonably be expected to result in a proposal that is superior to the terms of the merger agreement, we are allowed to (1) furnish (subject to the execution of a confidentiality agreement) confidential or non-public information to, and negotiate with, the potential third party acquirer and (2) upon compliance by us with the termination provisions of the merger agreement with the Buyer, including the payment to the Buyer of a $6,850,000 termination fee, enter into an agreement relating to the superior acquisition proposal.

Hart-Scott-Rodino Act Regulatory Approval

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules promulgated under that act, International Aluminum was required to notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and to satisfy specified waiting period requirements, prior to being permitted to complete the merger. International Aluminum and the Buyer submitted the required information to these agencies on February 12 and 13, 2007, respectively. On March 6, 2007, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

Conditions to the Merger (page 39)

Before we can complete the merger, a number of conditions must be satisfied, including, among others:

•	approval of the merger agreement by our shareholders;

•	none of the parties to the merger agreement being subject to any law, order, injunction, judgment, or ruling by any governmental authority that prohibits the consummation of the merger or makes the consummation of the merger illegal;

•	the absence of any lawsuit (1) seeking to restrain or prohibit the consummation of the merger or seeking to obtain from the Buyer or Merger Subsidiary in connection with the merger any damages that are material in relation to the Buyer and its subsidiaries, taken as a whole, or seeking to obtain from International Aluminum any damages that are material in relation to International Aluminum and its subsidiaries, taken as a whole, (2) seeking the disposition of any material assets or businesses of International Aluminum, or (3) otherwise seeking to limit the actions of the Buyer with respect to the material assets or businesses of International Aluminum after the merger;

•	receipt of the financing described in the Buyer’s debt commitment letter;

•	the continued accuracy of our representations and warranties that are contained in the merger agreement; and

•	our performance of all of the obligations that we are required to perform under the merger agreement prior to the time of the merger.

Termination of the Merger Agreement (page 41)

International Aluminum and the Buyer may agree at any time to terminate the merger agreement without completing the merger. The merger agreement may also be terminated in certain other circumstances specified in the merger agreement, including, without limitation and subject to the detailed terms and conditions specified in the merger agreement:

•	by either the Buyer or International Aluminum, if the merger has not been completed by May 31, 2007 other than due to the fault of the party seeking to terminate the merger agreement;

•	by either the Buyer or International Aluminum, if the other party is in material breach of its representations, warranties, or covenants contained in the merger agreement;

•	by either the Buyer or International Aluminum following the entry of any final and non-appealable judgment, injunction, order, or decree by a court or governmental agency restraining or prohibiting the completion of the merger;

•	by International Aluminum, if our board of directors decides to accept an unsolicited superior proposal for an acquisition transaction and pays the termination fee described below to the Buyer;

•	by the Buyer, if our board of directors changes or withdraws, or fails to reaffirm, its recommendation to International Aluminum’s shareholders that they approve the merger agreement;

•	by the Buyer, if International Aluminum receives a proposal regarding an acquisition transaction from any person and our board of directors takes a neutral position or makes no recommendation with respect to the proposal and does not publicly reaffirm its recommendation in favor of the merger agreement; and

•	by the Buyer or International Aluminum, if our shareholders fail to approve the merger agreement at the special meeting.

Termination Fees (page 41)

The merger agreement provides that, upon termination of the merger agreement under specified circumstances, International Aluminum will be obligated to pay the Buyer a termination fee of $6,850,000. We will owe the termination fee if the merger agreement is terminated because (1) our board of directors decides to accept an unsolicited superior proposal for an acquisition transaction, (2) our board of directors changes or withdraws, or fails to reaffirm, its recommendation to International Aluminum’s shareholders that they approve the merger agreement, (3) we breach specified provisions in the merger agreement, or (4) our shareholders fail to approve the merger agreement and we enter into another acquisition transaction within one year after the termination of the merger agreement with a party that made a proposal for such acquisition transaction prior to the special meeting of shareholders.

The Buyer will be obligated to pay a termination fee of $6,850,000 to International Aluminum if the merger agreement is terminated by us because the merger has not occurred by May 31, 2007, but only if (1) all closing conditions set forth in the merger agreement other than the condition relating to the Buyer’s receipt of financing have been satisfied, (2) all other conditions to the receipt of such financing have been satisfied, except those conditions solely in the control of the Buyer, and (3) the failure of the financing condition is not caused by any breach of the merger agreement by International Aluminum. Genstar Capital Partners IV, L.P. has guaranteed the Buyer’s payment of this termination fee.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward-looking” statements that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger, and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Summary of the Proxy Statement,” “The Merger,” and “Opinion of International Aluminum’s Financial Advisor,” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of International Aluminum. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements as a result of new information, future events, or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	financial performance of International Aluminum through the completion of the merger;

•	satisfaction of the closing conditions set forth in the merger agreement;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, including as a result of the failure to obtain shareholder approval;

•	the outcome of any legal proceedings instituted against International Aluminum and others in connection with the proposed merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the loan commitment letter received in connection with the merger agreement;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	a significant delay in the expected completion of the merger;

•	regulatory review, approvals, and restrictions;

•	diversion of management’s attention from ongoing business concerns;

•	the amount of the costs related to the merger; and

•	other risks detailed in our current filings with the Securities and Exchange Commission (the “SEC”), including our most recent filings on Form 10-Q and Form 10-K.

THE MERGER

The following discussion of the merger is qualified in its entirety by reference to the merger agreement and the support agreement, which are attached to this proxy statement as Appendices A and B, respectively. You should read each agreement carefully.

Background of the Merger

Our board of directors and senior management have periodically reviewed and assessed strategic alternatives for International Aluminum, including the possible sale of our company. In mid-2005, our board determined that it would be in the best interests of International Aluminum and its shareholders to investigate a possible sale or other strategic transaction aimed at increasing shareholder value. The board authorized our senior management to initiate discussions with a small number of investment banking firms, including Citigroup Capital Markets Inc.

(“Citigroup”), about assisting our board and senior management in exploring possible transactional alternatives as a means of increasing shareholder value.

During September and October 2005, our senior management and one of our independent directors met with three investment banking firms to discuss their possible engagement to assist International Aluminum in this process. At a meeting of our board of directors held on October 27, 2005, our senior management reported to our board on the results of these meetings and the respective qualifications of the three investment banking firms. At that meeting, our board authorized our senior management to request a formal proposal from Citigroup to serve as our financial advisor.

On November 22, 2005, our board of directors met for the purpose of considering the engagement of Citigroup. At the meeting, our board authorized our senior management to enter into an engagement letter with Citigroup and to begin investigating the possible sale of International Aluminum and other strategic alternatives. On November 22, 2005, we formally engaged Citigroup as our financial advisor. As part of its engagement letter, Citigroup agreed to provide to our board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by our shareholders in any negotiated transaction.

On February 6, 2006, our senior management met with representatives of Citigroup to discuss possible strategic alternatives. At the meeting, Citigroup explained the processes available for pursuing a possible sale of International Aluminum. Strategic alternatives discussed by our senior management and Citigroup included:

•	maintaining the status quo;

•	a sale of International Aluminum to another company engaged in the building products industry (a “strategic buyer”);

•	a sale of International Aluminum to a private equity, leveraged buyout, or similar firm (a “financial buyer”);

•	a merger or other business combination of International Aluminum with a strategic buyer; and

•	repurchasing shares of International Aluminum’s common stock in the open market.

After reviewing and discussing the various alternatives with Citigroup, our board determined that a sale of International Aluminum to a strategic or financial buyer, or a merger or other business combination with a strategic buyer, was the best way to seek to maximize the value of our shareholders’ investment.

During December 2005 and January 2006, we prepared, with the assistance of Citigroup, a confidential offering memorandum for use in soliciting bids from prospective buyers to acquire International Aluminum or to engage in a merger or other business combination. At a meeting of our board of directors held on February 6, 2006, our board reviewed with our senior management, representatives of Citigroup, and a representative of Troy & Gould P.C. (“Troy & Gould”), our outside legal counsel, statistical data compiled by Citigroup regarding strategic transactions, as well as forms of a confidentiality agreement, a process letter, and the confidential offering memorandum that Citigroup proposed to furnish to interested parties identified by Citigroup.

Beginning in February 2006, Citigroup contacted numerous potential buyers identified by it, including both strategic buyers and financial buyers. In the following weeks, we, in conjunction with Citigroup and Troy & Gould, negotiated and signed confidentiality agreements with a number of potential buyers, each of which received a confidential offering memorandum from us, together with a letter describing the process to follow to submit a bid for International Aluminum. Those potential buyers who did not sign a confidentiality agreement with us were not furnished a confidential offering memorandum.

The potential buyers that had indicated a preliminary interest in pursuing a transaction were asked by Citigroup to provide a written, non-binding indication of interest (including a transaction structure and economic terms). By March 6, 2006, four potential buyers had submitted preliminary indications of interest in acquiring International Aluminum and undertaking due diligence with respect to our company. In addition, one strategic buyer expressed strong interest in acquiring International Aluminum but was not comfortable in submitting a price range until further due diligence could be performed. Subsequent to the initial March 6 deadline, Citigroup was contacted by an additional financial buyer who was sent materials and then submitted a competitive indication of interest. All six buyers were invited to continue the process.

In March and April 2006, our senior management, with the assistance of Citigroup, made presentations to all six potential buyers regarding International Aluminum and its business. These six potential buyers also were granted access to an on-line data room maintained by International Aluminum with the assistance of Citigroup and an outside vendor and were invited to conduct due diligence by visiting the on-line data room. Four of these interested buyers withdrew from the process after completing their preliminary due diligence.

In preparation of the final bids, our legal counsel, Troy & Gould, prepared a draft merger agreement for International Aluminum and, at the direction of our senior management, Citigroup distributed the draft merger agreement to two of the potential buyers. In addition, Citigroup provided instructions for submitting final bids and, at the direction of our board of directors, established May 22, 2006 as the deadline for submitting final bids.

On May 22, 2006, we received a proposal from Genstar for the acquisition of all of the outstanding shares of International Aluminum in a merger for cash consideration of $45.00 per share, or a total of approximately $193.9 million. Genstar’s proposal was accompanied by financing commitments from two financial institutions to provide debt financing to Genstar and was subject to Genstar’s obtaining the financing described in the financing commitments, as well as customary closing conditions. Genstar’s proposal also was conditioned upon Mr. Vanderstar’s entering into a support agreement by which he would agree to vote all shares of International Aluminum that he controls in favor of the proposed merger. The Genstar proposal included detailed comments of Genstar’s legal counsel, Weil, Gotshal & Manges LLP (“Weil Gotshal”), on the draft merger agreement. No other potential buyer submitted a bid for all of the capital stock or business and assets of International Aluminum. One other potential buyer submitted a bid only for International Aluminum’s extrusion division.

At a meeting of our board of directors held on June 2, 2006, Citigroup reviewed the financial terms of the Genstar proposal. A representative of Troy & Gould attended the meeting, and reviewed with our board the draft merger agreement, the open issues under the draft merger agreement, and the financing commitment letters submitted as part of the Genstar proposal. Our board reviewed the proposal based upon price, deal structure and deal terms, and the likelihood of proceeding to a successful closing. Our board observed, based on discussions with Citigroup, management, and Troy & Gould, that Genstar had conducted an extensive due diligence review of International Aluminum, including a review of the class-action lawsuit pending against International Aluminum. Our board instructed Citigroup to continue discussions with Genstar to seek to enhance the terms of the Genstar bid, including a possible increase in the price offered and elimination of the closing condition relating to financing. Our board also directed our management, along with Citigroup and Troy & Gould, to negotiate a definitive merger agreement.

Following the June 2, 2006 board meeting, Citigroup and Genstar continued to negotiate the financial terms of the Genstar proposal, and Troy & Gould and Weil Gotshal continued to negotiate the terms of the merger agreement and the related support agreement.

At a meeting of our board of directors held on June 9, 2006, Citigroup reviewed the status of its ongoing discussions with Genstar and the key financial terms of the proposal made by Genstar. At the meeting, our senior management and Citigroup reported that Genstar had declined to increase its offer price of $45.00 per share. Our directors discussed this and other aspects of the Genstar proposal, including that the Genstar offer contemplated that International Aluminum have a specified minimum amount of cash on hand at the closing of the merger. Our board also discussed with our senior management and Citigroup what actions might be taken to achieve a higher share price than that offered by Genstar. At the meeting, our board authorized senior management to enter into an agreement with Genstar in which we agreed to negotiate exclusively with Genstar for a period of not more than 45 days.

On June 13, 2006, International Aluminum and Genstar signed an agreement in which we agreed to negotiate exclusively with Genstar during the period ending July 19, 2006, while Genstar undertook confirmatory due diligence with respect to environmental and litigation matters. On July 18, 2006, International Aluminum and Genstar signed an agreement providing for an extension of this exclusive negotiation period until July 31, 2006. At about this time, we scheduled a meeting of our board of directors for July 26, 2006, with the intention of acting on the Genstar offer and final merger agreement.

In the days prior to this scheduled meeting of our board of directors, Weil Gotshal informed Troy & Gould that Genstar and its financing sources needed additional information regarding the pending class-action lawsuit against International Aluminum.

At the meeting of our board of directors held on July 26, 2006, Citigroup and Troy & Gould relayed to our board the requests and concerns expressed by Genstar and Weil Gotshal, and our board was presented with Genstar’s request to extend the term of the exclusivity agreement. Also at the meeting, the compensation committee of our board reviewed with the full board the preliminary terms and provisions of so-called change of control agreements that the compensation committee, in consultation with Citigroup and Troy & Gould, was considering recommending to our board for Ronald L. Rudy, our President and Chief Executive Officer, and two or three of our other officers. In light of Mr. Rudy’s possible participation in the change of control agreements, he recused himself from this portion of our board meeting. After discussion, the compensation committee agreed to consider the directors’ comments regarding the change of control agreements and indicated that the compensation committee would meet in advance of the next scheduled board meeting on August 1, 2006 to determine whether to recommend the adoption of the change of control agreements. Mr. Rudy then rejoined the meeting, and our board of directors discussed the timeline for the possible Genstar merger. It was agreed that, pending further developments regarding Genstar’s evaluation of the pending class-action matter, our board would meet on August 1, 2006 for the purpose of considering the final merger agreement and the fairness presentation and fairness advice of Citigroup. It was noted that our exclusive agreement with Genstar would expire on July 31, 2006 and, following a discussion, our board authorized our senior management to extend the exclusive agreement with Genstar by one week.

Our board of directors met on August 1, 2006 to discuss the status of Genstar’s further review of the pending class-action lawsuit. Our board determined, based upon input from senior management and Troy & Gould, that it was unlikely that the class-action lawsuit would be resolved or clarified further in the immediate future. Our senior management noted that Genstar had sent to Citigroup a timetable of upcoming proceedings in the pending class-action matter that suggested a timeline for resuming discussions regarding a possible merger. The representative of Troy & Gould confirmed that the exclusive negotiation period granted to Genstar expired on the previous day, July 31, 2006. Our board directed our senior management, in consultation with Troy & Gould, to confirm to Genstar that the exclusivity period for dealings between our company and Genstar had expired. Our board also authorized our senior management to continue to share with Genstar information that Genstar might request regarding developments in the pending class-action matter, subject to the confidentiality agreement previously entered into with Genstar. At the August 1 board meeting, the compensation committee reported to our board that the compensation committee would meet at a later date to give further consideration to the adoption of possible change of control agreements with our senior management.

On August 1, 2006, our senior management confirmed to Weil Gotshal that Genstar’s exclusive right to negotiate with International Aluminum had expired on July 31, 2006, and that Genstar’s confidentiality agreement with International Aluminum remained in effect. At this time, negotiations ceased between International Aluminum and Genstar.

Our board of directors met on August 23, 2006 to review with our senior management the results of operations of International Aluminum for the fiscal year ended June 30, 2006 and management’s business plan for fiscal 2007. At the August 23 meeting, our senior management also reported to our board that there had been a potential favorable development with regard to the class-action lawsuit pending against International Aluminum, because the judge in a substantially identical lawsuit pending in the same court against another window manufacturer had refused to grant the plaintiffs in that case class-action status. At the meeting, senior management also reported on recent contacts by Genstar and a renewed contact by a potential strategic buyer that had indicated an interest in a possible transaction in the course of the initial auction process.

At the meeting of our board of directors on August 23, 2006, the compensation committee presented its recommendation that we adopt change of control agreements with Mr. Rudy and three other senior officers. The compensation committee, along with a representative of Troy & Gould, addressed questions and comments from our board. After discussion, our board of directors, by a majority vote, with Mr. Rudy abstaining due to his interest in the proposal, directed that International Aluminum enter into the change of control agreements with Mr. Rudy and each of our three other senior executive officers. Also on August 23, 2006, International Aluminum reported that it had achieved record revenues and earnings for the fiscal year ended June 30, 2006.

On October 26, 2006, we held the annual meeting of our shareholders for the purpose of electing directors for the ensuing year. At the annual meeting, our shareholders elected six incumbent directors and one new director, Robert H. Longnecker. Mr. Longnecker is a principal of Barington Companies Equity Partners, L.P., a significant shareholder of International Aluminum.

At a meeting of our board of directors held on October 26, 2006 following our annual shareholders meeting, our senior management reported on recent contacts by representatives of Genstar, as well as by two other interested parties. Our senior management reported that Genstar expressed renewed interest in possibly acquiring International Aluminum. Our board discussed how our company’s recent results of operations and other current circumstances might affect a possible transaction with Genstar or other parties.

On November 15, 2006, we extended our engagement letter with Citigroup for an additional 24-month period.

In November 2006, Citigroup contacted the potential strategic buyer who had recently expressed renewed interest in International Aluminum, as well as two potential financial buyers who were not previously involved in the process but who had expressed interest to Citigroup. The two potential financial buyers who were not previously involved in the process entered into confidentiality agreements with us. Updated financial information was sent to Genstar, as well as these three other potential buyers. The strategic buyer and one of the financial buyers declined to submit an indication of interest. On December 8, 2006, we received an indication of interest from the other potential financial buyer.

On December 11, 2006, Genstar contacted Citigroup and submitted a new offer to acquire International Aluminum in a cash merger at a price of $50.25 per share, or approximately 11.7% higher than its previous offer. This new offer implied an equity value of International Aluminum of approximately $216.5 million, an increase of approximately $22.6 million over Genstar’s original offer. The new offer also exceeded the price indicated on December 8 by the other potential financial buyer.

Our board of directors met on December 15, 2006 to consider the new Genstar offer, the status of the negotiation of the final merger agreement, and strategic alternatives to the Genstar merger, including maintaining the status quo and executing a leveraged recapitalization, including a self-tender offer to repurchase International Aluminum’s shares. At the meeting, senior management reported on Genstar’s new proposal and Citigroup updated its previous valuation analysis of the Genstar offer in light of the results of operations of International Aluminum for the year ended June 30, 2006 and the quarter ended September 30, 2006. Citigroup reported that Genstar had advised Citigroup that, subject to confirmatory due diligence, Genstar’s proposed financing sources were willing to proceed to finance the merger consideration notwithstanding the pendency of the class-action lawsuit against International Aluminum, and that Genstar continued to require that its completion of the debt financing be a closing condition to the proposed merger. The new Genstar proposal contained no condition regarding any minimum cash balances of International Aluminum as of the closing of the merger.

At the December 15, 2006 meeting, Citigroup made a presentation to our board regarding the financial terms of the new Genstar offer and the mechanics of a possible alternative leveraged recapitalization and self-tender offer. Our board discussed the advantages, disadvantages, and risks associated with a leveraged recapitalization and self-tender offer compared to the Genstar offer. At the conclusion of the meeting, our board of directors directed Citigroup to inform Genstar that our board was unwilling to accept Genstar’s new offer at the $50.25 per share price and had directed Citigroup to explore the possibility of a leveraged recapitalization and self-tender offer. Later that day, Citigroup communicated to Genstar the board’s response.

On December 18, 2006, Genstar contacted Citigroup to indicate its willingness to increase its offer to acquire International Aluminum to a price of $53.00 per share, or approximately 5.5% above its most recent offer. Genstar indicated that this was its best and final offer.

Our board of directors met later in the day on December 18, 2006 to consider whether to accept in principle Genstar’s new, higher offer and to proceed to finalize and enter into a merger agreement. At the meeting, our board considered the increase in the price offered by Genstar, the fact that the offer price exceeded the highest-ever price of International Aluminum’s common stock, and the fact that the parties had made substantial progress in negotiating the other provisions of the merger agreement. Our board considered other factors associated with Genstar’s offer, including the financing condition, as well as risks and uncertainties associated with pursuing other possible alternatives. Our board considered the fact that Genstar had indicated that this was its final offer, and that pursuing a possible leveraged recapitalization and self-tender offer was likely to cause Genstar to withdraw its offer and not make another offer. After discussion, our board authorized our senior management to accept in principle Genstar’s offer and to enter into an agreement with Genstar granting Genstar the exclusive right to negotiate with International Aluminum.

On December 20, 2006, International Aluminum and Genstar signed an agreement in which we agreed to negotiate exclusively with Genstar during the period ending January 8, 2007.

On January 7, 2007, a meeting of our board of directors was held to consider the Genstar offer and the terms of the merger agreement negotiated between Genstar and Weil Gotshal and our senior management and Troy & Gould. At that meeting, Citigroup reviewed the entire bid auction process and the financial terms of the Genstar proposal. A representative of Troy & Gould reviewed the final terms of the merger agreement, including the closing conditions, the provisions limiting our board’s ability to respond to unsolicited acquisition proposals, the circumstances under which International Aluminum would be required to pay Genstar a termination fee, and the more limited circumstances in which Genstar would be required to pay a termination fee to International Aluminum. Also at the meeting, Citigroup reviewed with our board of directors its financial analysis of the merger consideration and rendered to our board its oral opinion that, based on its analysis as of that date and subject to customary assumptions, qualifications, and limitations, the merger consideration was fair, from a financial point of view, to our shareholders (other than Gemstar and its affiliates), as more fully described below under the caption “Opinion of International Aluminum’s Financial Advisor.” Following discussion and questions by our board, our directors unanimously approved the merger agreement and merger and resolved to recommend that our shareholders approve and adopt the merger and the merger agreement.

Over the next few days, Troy & Gould worked with Weil Gotshal and Genstar’s tax advisors, Ernst & Young LLP, to address outstanding diligence matters and to finalize International Aluminum’s disclosure schedules that were to accompany the final merger agreement. On January 8, 2007, Troy & Gould informed our senior management that Genstar had requested that the final merger agreement be revised to provide that the termination fee be payable by International Aluminum to Genstar if International Aluminum could not deliver a certificate at closing certifying that the interests being sold were not U.S. real property interests under the Internal Revenue Code. In light of this development, our senior management determined to schedule a meeting of our board of directors to consider this proposed change to the merger agreement.

Our board of directors met on January 9, 2007. Representatives of Troy & Gould and Citigroup also participated in the meeting. At the meeting, the representative of Troy & Gould reviewed with our board the review conducted by Troy & Gould and presented to Weil Gotshal and Ernst & Young LLP regarding International Aluminum’s real estate assets. Following a discussion by our board, the directors unanimously reconfirmed the board’s approval of the merger agreement, including the new termination fee provision. Citigroup also reconfirmed as of that date its prior oral advice regarding the fairness of the merger agreement from a financial point of view.

After the meeting, Citigroup delivered to International Aluminum its written opinion, dated January 9, 2007, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the merger consideration was fair, from a financial point of view, to our shareholders (other than Gemstar and its affiliates), as more fully described below under the caption “Opinion of International Aluminum’s Financial Advisor.” Later in the day on January 9, 2007, International Aluminum, the Buyer, and Merger Subsidiary executed the merger agreement. Prior to the opening of U.S. financial markets on Thursday, January 10, 2007, we issued a press release announcing the signing of the merger agreement.

Reasons for the Merger

After careful consideration, International Aluminum’s board of directors, by a unanimous vote of the directors, has determined that the merger agreement is advisable, fair to, and in the best interests of International Aluminum and its shareholders, has approved and authorized in all respects the merger agreement, and recommends that you vote “FOR” the approval of the merger agreement.

In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some of International Aluminum’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of International Aluminum’s Directors and Executive Officers in the Merger” beginning on page 19.

In reaching the decision to approve and authorize the merger, the merger agreement, and the other transactions contemplated under the merger agreement, our board of directors consulted with senior management and International Aluminum’s financial and legal advisors, and considered a number of factors, including, but not limited to, those set forth below:

•	the board of directors’ familiarity with the business, financial condition, results of operations, prospects, and competitive position of International Aluminum, including the industry and business challenges faced by International Aluminum;

•	the fact that International Aluminum, with the assistance of its advisors, had conducted a broad process to solicit indications of interest in a purchase, merger or business combination of our company, including (1) contacting numerous potential financial and strategic buyers, (2) the execution of confidentiality agreements with many of these potential buyers, and (3) the conduct of discussions and negotiations with six potential buyers, and the fact that the Genstar proposal was the only definitive proposal to acquire International Aluminum that resulted from this broad process as described under “The Merger — Background of the Merger” and that a similar process conducted in 2001 by International Aluminum with the assistance of its former advisors resulted in no definitive proposal to acquire International Aluminum;

•	the fact that the $53.00 price per share reflected the highest of all the values of International Aluminum indicated by any party who indicated an interest in a transaction with International Aluminum in the process discussed above, or otherwise;

•	the premium over the recent historical market prices of our common stock reflected in the $53.00 price per share, with the board of directors noting in its deliberations that the $53.00 per share reflected a premium of approximately 7.9% over the all-time high trading price of International Aluminum common shares, approximately 50% over the 52-week low trading price of our common shares, and more than 19% above the average closing price of our common shares during the sixty trading days ended January 9, 2007, the day prior to the announcement of the merger agreement;

•	the financial presentation of Citigroup, including its written opinion, dated January 9, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion and based on and subject to the matters described in its written opinion, of the merger consideration to be received by our shareholders (other than Genstar and its affiliates), as more fully described below under the caption “Opinion of International Aluminum’s Financial Advisor”;

•	the fact that the consideration to be received in the merger is all cash;

•	the judgment of the board of directors that extending the process by continuing discussions with any other parties who indicated an interest in a transaction with International Aluminum would not be likely to result in a higher price for International Aluminum and would jeopardize the firm offer received from the Buyer;

•	the debt and equity commitment letters provided by the Buyer indicated a strong likelihood that the Buyer would be able to pay the merger consideration, and the debt commitment would permit the lenders to terminate their commitment only in circumstances where the Buyer would be entitled under the provisions of the merger agreement to terminate the merger agreement, and not in circumstances extraneous to International Aluminum;

•	the terms of the merger agreement that provide for the Buyer’s payment to International Aluminum of a fee of $6,850,000 if the merger fails to occur because the financing condition in the merger agreement is not satisfied, unless the failure to satisfy the financing condition was attributable to International Aluminum as described under “The Merger Agreement — Termination Fees”;

•	the terms of the merger agreement, which among other things permit International Aluminum to respond to unsolicited acquisition proposals and, upon payment of a $6,850,000 termination fee, to accept an unsolicited proposal that our board of directors determines to be superior to the merger, under certain circumstances as more fully described under “The Merger Agreement — No Solicitation by Us of Alternative Acquisition Proposals”;

•	the understanding of the directors, after consulting with their financial and legal advisers, that the termination fee of $6,850,000 to be paid by International Aluminum if the merger agreement is terminated under certain circumstances, is reasonable and customary;

•	the provisions of the merger agreement that allow the board of directors, under certain circumstances, to change its recommendation that International Aluminum’s shareholders vote in favor of the approval of the merger agreement;

•	except for the inclusion of a financing condition, the limited conditions applicable to the consummation of the merger under the merger agreement, including the requirement that any breach by International Aluminum of its representations, warranties, covenants, or agreements have a material adverse effect in order for the related conditions not to be satisfied;

•	the terms of the merger agreement that permit International Aluminum to pay its regular quarterly dividend of $0.30 per share pending the completion of the merger and other terms of the merger agreement, including the respective representations, warranties, and covenants of the parties;

•	the availability of dissenters’ rights to our shareholders, if the holders of at least five percent of our outstanding common stock properly exercise their dissenters’ rights;

•	the experience of Genstar in completing acquisitions such as the merger; and

•	the support agreement of Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of our common stock, to vote all shares that he controls in favor of the merger agreement, as well as his willingness to grant the Buyer a proxy to vote such shares in favor of the approval of the merger agreement, and the fact that the support agreement can be terminated by Mr. Vanderstar if the merger agreement is terminated.

Our board of directors also considered the following potentially negative factors in reaching its decision to approve and authorize in all respects the merger agreement, the merger, and the other transactions contemplated under the merger agreement:

•	the fact that by consummating a transaction, the shareholders of International Aluminum will be foregoing the opportunity to participate in the possible future growth and success of International Aluminum and any increase in our value;

•	the risk that the financing contemplated by the Buyer’s debt commitment letter for the consummation of the merger might not be obtained despite the few conditions to the financing;

•	the fact that the consideration received in the merger will be taxable to the shareholders of International Aluminum;

•	that the terms of the merger agreement prohibit the solicitation of other acquisition proposals;

•	that the interests of the directors and officers of International Aluminum may be different in certain respects from the interests of shareholders generally, as described under “The Merger — Interests of International Aluminum’s Directors and Executive Officers in the Merger”;

•	the restrictions on the conduct of our business prior to the consummation of the merger, which, subject to specific limitations, may delay or prevent International Aluminum from taking certain actions during the time that the merger agreement remains in effect;

•	the requirement under the terms of the merger agreement that International Aluminum pay the Buyer a termination fee if International Aluminum terminates the merger agreement to accept a superior proposal for the acquisition of International Aluminum, if the board of directors changes its recommendation concerning the merger agreement, or in certain other circumstances (including, in some instances, if shareholders do not vote to approve the merger agreement), and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, International Aluminum;

•	the fact that International Aluminum is entering into a merger agreement with a newly formed corporation with minimal assets and, accordingly, that International Aluminum may encounter difficulty enforcing its right to damages in the event of fraud or intentional breach of the merger agreement by the Buyer or Merger Subsidiary; and

•	the risk that, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if approved by our shareholders.

Our board of directors considered all of these factors as a whole and considered the factors in their totality to favor and support the decision to approve and authorize in all respects the merger agreement, the merger, and the other transactions contemplated under the merger agreement and to recommend that International Aluminum’s shareholders approve the merger agreement.

In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and therefore did not, quantify, rank, or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.

The foregoing discussion of our board of directors’ considerations concerning the merger is forward looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Recommendation of the Board of Directors

After careful consideration, International Aluminum’s board of directors, by unanimous vote:

•	has determined that the merger agreement is advisable, fair to, and in the best interests of International Aluminum and its shareholders;

•	has approved and authorized in all respects the merger agreement, the merger, and the other transactions contemplated by the merger agreement; and

•	recommends that International Aluminum’s shareholders vote “FOR” the approval of the merger agreement.

Effects of the Merger

If the merger agreement is approved by International Aluminum’s shareholders and if the merger is completed, Merger Subsidiary will be merged with and into International Aluminum, with International Aluminum continuing as the surviving corporation. Each outstanding share of International Aluminum common stock (other than shares that are owned by International Aluminum and its subsidiaries, or by the Buyer or Merger Subsidiary, and other than shares that are owned by shareholders who properly exercise dissenters’ rights under California law if shareholders holding in total at least five percent of International Aluminum’s common stock properly elect to exercise their rights as dissenting shareholders) will be cancelled and converted into the right to receive $53.00 in cash, without interest.

After the completion of the merger, International Aluminum will be a wholly owned subsidiary of the Buyer, our current shareholders will have no ownership interest in International Aluminum, and shares of International Aluminum’s common stock will no longer be publicly traded. The Buyer and its shareholder will be the sole beneficiaries of our future earnings and growth and will control all corporate matters affecting us after the merger.

Interests of International Aluminum’s Directors and Executive Officers in the Merger

Neither International Aluminum nor any of our officers or directors has an ownership interest in the Buyer or Genstar or is otherwise affiliated with the Buyer or Genstar. However, in considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some of International Aluminum’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Employment After the Merger

As of the date of this proxy statement, none of our executive officers has entered into an agreement with the Buyer or any of its affiliates regarding employment with International Aluminum after the completion of the merger. Although no such employment agreement or other post-merger employment arrangement with the Buyer or any of its affiliates currently exists, we anticipate that a number of our executive officers will remain with us after the merger is completed, which means that those executive officers may, prior to the closing of the merger, enter into new agreements with the Buyer or its affiliates regarding employment with, or the right to purchase or participate in the equity of, International Aluminum after the completion of the merger.

The merger agreement provides that the directors of Merger Subsidiary will become the directors of International Aluminum upon the closing of the merger. Therefore, we do not anticipate that any of our directors will continue to serve as directors of International Aluminum after the completion of the merger.

Stock and Stock Options

As of the record date for the special meeting of shareholders, our directors and executive officers, other than Cornelius C. Vanderstar, our Chairman of the Board, held in total 185,181 shares of our common stock. Mr. Vanderstar, age 92, owns beneficially approximately 40% of the shares of common stock of International Aluminum outstanding on the record date for the special meeting of shareholders.

As of the record date for the special meeting of shareholders, none of our directors or executive officers held options or other rights to purchase any shares of our common stock.

Change of Control Agreements

International Aluminum has not entered into an employment agreement with any of its executive officers. However, we have entered into a change of control agreement with each of the following four executive officers: Ronald L. Rudy, our President and Chief Executive Officer; Mitchell K. Fogelman, our Senior Vice President-Finance and Corporate Secretary; William G. Gainer, our Senior Vice President-Operations; and Michael J. Norring, our Chief Accounting Officer.

The following is a summary of the material terms of the four change of control agreements. Each agreement is identical, except as described below:

•	if the executive officer is employed by us on the closing date of the merger, he will be entitled to receive a retention bonus equal to six times his monthly base salary;

•	if the employment of Mr. Rudy is terminated by us without cause (as defined in the agreement) within two years after the closing date of the merger, or if Mr. Rudy terminates his employment with us for good reason (as defined in the agreement) within two years after the closing date of the merger, he will be entitled to receive a severance payment equal to twenty-four times his monthly base salary. If the employment of Mr. Fogelman, Gainer, or Norring is terminated by us without cause (as defined in the agreement) within one year after the closing date of the merger, or if the executive officer terminates his employment with us for good reason (as defined in the agreement) within one year after the closing date of the merger, he will be entitled to receive a severance payment equal to twelve times his monthly base salary; and

•	if the executive officer becomes entitled to receive a severance payment and if he elects under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue to receive group health care coverage under COBRA, we will be obligated to reimburse him for the amount of his COBRA premiums for either twenty-four months or twelve months depending upon whether he is entitled to receive twenty-four months or twelve months of base salary as a severance payment.

Set forth below is (1) an estimate of the pre-tax amount of the retention bonus that will be payable to each of the executive officers listed below under his change of control agreement upon the completion of the merger (assuming that each officer is employed by us on that date), and (2) an estimate of the pre-tax amount of the severance payment that would be owed to each such officer under his change of control agreement assuming that the officer is terminated on the day following the completion of the merger. The following estimates assume that we will not increase any of our officer’s base salary prior to the completion of the merger, and the severance payment estimates do not include any value attributable to the COBRA-related payments that we have agreed to pay under the change of control agreements if an officer elects under COBRA to continue to receive group health care coverage following the termination of his employment with us.

	Estimated	Estimated
	Retention	Severance
Name	Bonus	Payment

Ronald L. Rudy	$175,000	$700,000
Mitchell K. Fogelman	$120,000	$240,000
William G. Gainer	$110,000	$220,000
Michael J. Norring	$78,750	$157,500

Indemnification and Insurance

Under the terms of the merger agreement, the Buyer and Merger Subsidiary have generally agreed to indemnify the current and former officers and directors of International Aluminum for acts or omissions in their capacity as officers or directors occurring on or before the effective time of the merger and to provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions. The terms of the policies must be no less favorable than the existing policy of International Aluminum, unless the cost of the policies would exceed 200% of the current policy’s annual premium, in which case the coverage will be the greatest amount available for an amount not exceeding 200% of the current premium.

FINANCING

General

International Aluminum and the Buyer estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately 240.7 million, which includes approximately $228.5 million to be paid to International Aluminum’s shareholders and holders of International Aluminum stock options, $9.1 million related to the financing arrangements, and $3.1 million estimated to be applied to pay fees and expenses in connection with the merger. This amount will be funded by a combination of debt and equity financing.

Debt Financing

In connection with the execution and delivery of the merger agreement, Merger Subsidiary obtained a letter commitment from CIBC and its affiliates to provide up to $150 million in debt financing, consisting of senior secured and mezzanine loans. Alternatively, and at the option of the Buyer, CIBC and its affiliates have committed to provide up to $142 million of debt financing, consisting of first and second lien loans, if the Buyer elects to enter into a sale-leaseback financing transaction with respect to some of International Aluminum’s properties. The facilities contemplated by the debt commitment letter are conditioned on the financing being consummated prior to May 31, 2007, as well as other customary conditions, including, among others:

•	the execution and delivery of documentation reasonably satisfactory to CIBC embodying the structure, terms, and conditions described in CIBC’s commitment letter;

•	there not having occurred a material adverse effect on the business, financial condition, or ongoing operations of International Aluminum or its subsidiaries since September 30, 2006;

•	the merger and the other transactions contemplated by the merger agreement having been consummated concurrently with the initial funding of the facilities contemplated by CIBC’s commitment letter;

•	receipt by CIBC of, and satisfaction with, (a) audited consolidated financial statements of International Aluminum and its subsidiaries for each of the last three fiscal years, (b) unaudited consolidated financial statements of International Aluminum and its subsidiaries for each fiscal quarter ending after the last fiscal year and prior to 45 days prior to the closing date of the merger and for the comparable periods of the preceding fiscal year, (c) pro forma financial statements for the Buyer and its subsidiaries for the last fiscal year and for the latest four-quarter period ending more than 45 days prior to the closing date of the merger, in each case after giving effect to the financing, and (d) forecasts of the financial performance of the Buyer and its subsidiaries through and including the maturity of the mezzanine loans;

•	the Buyer and its subsidiaries shall not have any indebtedness for borrowed money on the closing date of the merger, other than in respect of the financing and certain other permitted debt;

•	the existing loan facilities of International Aluminum shall have been repaid in full and all commitments thereunder and security interests granted in connection therewith shall have been terminated;

•	receipt of evidence satisfactory to CIBC that the Buyer shall have made a cash equity contribution to the Merger Subsidiary of at least $35 million which is not mandatorily redeemable, does not have preferential dividends, and does not contain covenants; and

•	all filings and other actions required to create and perfect a first priority security interest in all collateral of International Aluminum and the guarantors in favor of the bank lenders shall have been duly made or taken (subject to certain agreed upon exceptions).

Equity Financing

The Buyer has obtained a letter commitment from Genstar Capital Partners IV, L.P., an affiliate of Genstar, to provide equity financing in an amount equal to the difference between the total merger consideration and the foregoing debt financing, but in no event less than $35 million. The equity commitment is subject to the satisfaction of the conditions to the Buyer’s and Merger Subsidiary’s obligations to effect the closing under the merger agreement and receipt by the Buyer of the funds contemplated by the debt financing.

OPINION OF INTERNATIONAL ALUMINUM’S FINANCIAL ADVISOR

International Aluminum retained Citigroup Global Markets Inc. (“Citigroup”) as its financial advisor in connection with the merger. In connection with this engagement, our board of directors requested that Citigroup evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than Genstar and its affiliates). On January 7, 2007, at a meeting of our board of directors held to evaluate the merger, Citigroup rendered to our board of directors an oral opinion, which was updated on January 9, 2007 and confirmed by delivery of a written opinion, dated January 9, 2007, to the effect that, as of the date of its written opinion and based on and subject to the matters described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock (other than Genstar and its affiliates).

The full text of Citigroup’s written opinion, dated January 9, 2007, which describes the assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. Citigroup’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than Genstar and its affiliates). Citigroup’s opinion does not address any terms or other aspects or implications of the merger, other than the merger consideration to the extent expressly specified in the opinion, or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Citigroup’s opinion is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citigroup:

•	reviewed a draft of the merger agreement, dated January 6, 2007;

•	held discussions with certain of our senior officers, directors, and other representatives and advisors concerning our business, operations, and prospects;

•	held discussions with certain senior officers and other representatives and advisors of Genstar concerning our business, operations, and prospects;

•	examined certain publicly available business and financial information relating to us;

•	examined certain financial forecasts and other information and data relating to us which were provided to or discussed with Citigroup by our management;

•	reviewed the financial terms of the merger as set forth in the draft of the merger agreement, dated January 6, 2007, in relation to, among other things, current and historical market prices and trading volumes of our common stock, our historical and projected earnings and other operating data, and our capitalization and financial condition;

•	considered, to the extent publicly available, the financial terms of certain other transactions Citigroup considered relevant in evaluating the merger;

•	analyzed certain financial, stock market, and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating us; and

•	conducted such other analyses and examinations and considered other information and financial, economic, and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In addition, at the direction of our board of directors, Citigroup was requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of us. Also at the request of our board of directors, Citigroup participated in the negotiation and structuring of the merger and Citigroup discussed with our senior management and outside advisors the process leading to the proposed merger.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of our management that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to us provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by our management that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Citigroup assumed, with our board of directors’ consent, that the merger would be consummated in accordance with its terms, without waiver, modification, or amendment of any material term, condition, or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases, and waivers for the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on us or the merger. In addition, our representatives advised Citigroup, and Citigroup assumed with our board of directors’ consent, that the final terms of the merger agreement would not vary materially from those set forth in the draft of the merger agreement, dated January 6, 2007, reviewed by Citigroup.

Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of our assets or liabilities, contingent or otherwise, and Citigroup did not make any physical inspection of our properties or assets. Citigroup expressed no view as to, and its opinion does not address, our underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage. Citigroup’s opinion is necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing as of the date of its opinion. Except as described above, our board of directors imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market, and financial conditions and other matters existing as of the date of its opinion, many of which are beyond our control. No company, business, or transaction used in those analyses as a comparison is identical or directly comparable to us or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between our board of directors and Genstar, and the decision to enter into the merger was solely that of our board of directors. Citigroup’s opinion was only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to our board of directors in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Stock Trading History and Implied Premiums

Citigroup reviewed the merger consideration of $53.00 per share offered to holders of our common stock in the merger and calculated the implied premiums represented relative to the closing price of our common stock on January 8, 2007, the all-time high closing stock price for our common stock, the lowest closing stock price for the 52-week period ended January 8, 2007, and the average closing stock prices of our common stock for the one-week period, one-month period, three-month period and twelve-month period ended January 8, 2007. The results of this analysis are set forth below:

Implied
Premium at
$53.00 Offer
Date	(%)

Price on 1/8/2007	8.5
All-Time High	7.9
52 Week Low as of 1/8/2007	50.3
7 Day Average as of 1/8/2007	9.3
30 Day Average as of 1/8/2007	12.4
60 Day Average as of 1/8/2007	19.0
90 Day Average as of 1/8/2007	26.8
Twelve Month Average as of 1/8/2007	30.7

Selected Companies Analysis

Citigroup reviewed financial and stock market information and public market trading multiples for us and the following seven selected publicly held companies that Citigroup believed to be generally relevant:

•	Building Materials Holding Corp.

•	Builders FirstSource

•	American Woodmark Corp.

•	PGT Inc.

•	Shiloh Industries

•	Insteel Industries

•	Monarch Cement Co.

No companies, including the seven selected companies, are directly comparable to us as they do not operate in the residential, commercial and extrusion business. Citigroup selected these seven companies because they are all publicly traded and include small to mid cap building products companies with similar products for the residential construction market and small cap industrial companies that manufacture products for the residential and nonresidential construction markets and other industrial applications.

Citigroup reviewed, among other things, enterprise values of the selected companies (calculated as fully diluted equity value based on closing stock prices on January 8, 2007, plus straight and convertible debt, straight and convertible preferred stock and minority interest, less cash, options and warrants proceeds and investments in unconsolidated subsidiaries) as a multiple of each selected company’s estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the 12-month period ending September 30, 2006, and estimated EBITDA for calendar years 2006 and 2007. Citigroup also reviewed closing stock prices of the selected companies on January 8, 2007 as a multiple of estimated earnings per share, commonly referred to as EPS, for calendar years 2006 and 2007. Citigroup then reviewed our enterprise value, based on our stock price as of January 8, 2007 and at the merger consideration of $53.00 per share as a multiple of our EBITDA for the 12-month period ending September 30, 2006, and our estimated EBITDA for calendar years 2006 and 2007, and our stock price as of January 8, 2007 and at the merger consideration of $53.00 per share as a multiple of our estimated EPS for calendar years 2006 and 2007. Financial data of the selected companies were based on research analysts’ estimates, public filings, FirstCall, and other publicly available information. Our financial data were based on public filings and internal estimates of our management.

This analysis indicated (i) approximate implied mean and median enterprise values, based on closing stock prices as of January 8, 2007, as a multiple of EBITDA for the selected companies for the 12-month period ending September 30, 2006 and as a multiple of estimated EBITDA for calendar years 2006 and 2007, (ii) approximate implied mean and median stock prices, based on closing stock prices as of January 8, 2007, as a multiple of estimated EPS for the selected companies for calendar years 2006 and 2007, (iii) approximate implied enterprise value, based on our closing stock price as of January 8, 2007 and the merger consideration of $53.00 per share, as a multiple of our EBITDA for the 12-month period ending September 30, 2006 and as a multiple of our estimated EBITDA for calendar years 2006 and 2007, and (iv) approximate implied stock price, based on our closing stock price as of January 8, 2007 and the merger consideration of $53.00 per share, as a multiple of our estimated EPS for calendar years 2006 and 2007 as set forth below:

			Implied
			Multiples for
			International
			Aluminum
	Implied		Based on:
	Multiples for		Closing Stock	Merger
	all Selected Public Companies		Price	Consideration
	Mean	Median	on 1/8/2007	($53.00)

Enterprise Value as a Multiple of
EBITDA for 12-Month Period ending 9/30/06	5.0	5.1	5.4	5.9
Estimated EBITDA Calendar Year 2006	5.4	5.1	5.0	5.5
Estimated EBITDA Calendar Year 2007	5.3	5.2	5.1	5.5
Stock Price as a Multiple of Estimated EPS
Calendar Year 2006	12.8	10.3	10.3	11.1
Calendar Year 2007	12.5	10.2	10.1	10.9

Precedent Transactions Analysis

Using publicly available information, Citigroup reviewed the transaction valuation multiples in the following 37 selected transactions in the building products industry. The reviewed transactions included premium branded companies that, at the time of the transaction, generally were greater in size than the proposed merger. No precedent transactions for businesses with a similar exposure to both the commercial and residential markets were available for review. In addition, the reviewed transactions do not include private companies for which transaction values were not publicly available.

Announcement Date	Target	Acquiror

December 2006	ElkCorp	Building Materials Corp. of America
July 2006	Niagara Corp	Kohlberg & Company
May 2006	Silver Line Building Products	Andersen Corporation
March 2006	RMCC	Cementos Argos
February 2006	SBR	Fortune Brands
May 2005	CFM Corporation	Ontario Teachers’ Pension Plan Board
March 2005	Compression Polymers Corp	AEA Investors
December 2004	Associated Materials	Investcorp
November 2004	Southern Equipment Company	Audax Group
September 2004	Tapco	Headwaters
August 2004	Duron and Paint Sundry Brands	Sherwin Williams
August 2004	Milwaukee Tools	Techtronics
August 2004	Professional Paint	Cosorcio Comex S.A.
July 2004	Pentair Tools	Black & Decker
July 2004	MW Windows	Caxton-Iseman
February 2004	Homax Products	Olympus Partners
April 2004	Eldorado Stone	Headwaters
February 2004	MAAX	Sponsor Group
February 2004	Hillman Group	Code Hennessy
January 2004	PGT Industries	JLL
January 2004	Ply Gem	Caxton-Iseman
December 2003	Stanley Entry Doors	Masonite
November 2003	Therma-Tru	Fortune Brands
November 2003	Norcraft	Apax
October 2003	Atrium	Kenner & Company
May 2003	Werner Ladder	Leonard Green
April 2003	Nailite	Graham Partners
April 2003	Woodcraft	Behrman
March 2003	HB&G	Graham Partners
March 2003	EMCO	Blackfriars Corp
January 2003	MW Windows	Investcorp
December 2002	Republic Cabinet	Cypress
November 2002	American Saw	Newell
November 2002	Best Access	Stanley Works
April 2002	Omega	Fortune Brands
March 2002	Associated Materials	Harvest
August 2001	Masonite	Premdor

Citigroup reviewed, among other things, transaction values (calculated as the purchase prices paid for the equity, plus straight and convertible debt, straight and convertible preferred stock and minority interest, less cash, options and warrants proceeds and investments in unconsolidated subsidiaries) in the selected transactions as a multiple of EBITDA of the target company for the 12-month period ending the fiscal quarter closest to the date of the announcement of the selected transaction and our enterprise value, based on our closing stock price as of

January 8, 2007 and the merger consideration of $53.00 per share, as an approximate implied multiple against our EBITDA for the 12-month period ending September 30, 2006. Transaction values, EBITDA and multiples for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction and, in certain instances, Citigroup’s estimates. Financial data for us were based on public filings.

This analysis indicated approximate implied mean and median enterprise values as a multiple of EBITDA for the selected precedent transactions and approximate implied enterprise values for us, using our closing stock price as of January 8, 2007 and the merger consideration of $53.00 per share, as a multiple of our EBITDA for the 12-month period ending September 30, 2006:

	Implied		Implied Multiples for International
	Multiples for		Aluminum Based on:
	all Selected		Closing Stock	Merger
	Transactions		Price	Consideration
	Mean	Median	on 1/8/2007	($53.00)

Enterprise Value as a Multiple of EBITDA	7.6	7.7	5.4	5.9

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis of us to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that we could generate during fiscal years 2007 through 2011 based on internal estimates of our management. Estimated terminal values for us were calculated by applying to our fiscal year 2011 estimated EBITDA, referred to as the terminal EBITDA, a range of EBITDA terminal value multiples of 5.0x to 6.0x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 9.5% to 11.0%. This analysis indicated the following approximate implied per share equity reference range for us, based on our fully diluted shares outstanding as of December 31, 2006, as compared to the merger consideration of $53.00 per share:

Implied per Share Equity Reference
Range for International Aluminum Based	Per Share
on Terminal EBITDA	Merger Consideration

$42.31 — $48.22	$53.00

Leveraged Buyout Analysis

Citigroup performed a leveraged buyout analysis to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of us based on internal estimates of our management. The pro forma capital structure used in the analysis was based on Genstar’s proposed financing for the merger. Citigroup performed analyses to project the likely internal rates of return on investment that could be realized by a financial buyer exiting the transaction in calendar years 2009, 2010, and 2011. Estimated exit values for us were calculated by applying to our estimated terminal EBITDA for calendar years 2009, 2010, and 2011 a range of exit value multiples of 5.0x to 7.0x. Citigroup then derived a range of theoretical internal rates of return based on an assumed transaction cost of $10.5 million for a transaction closing on December 31, 2006. Financial data for us were based on internal estimates of our management. This analysis indicated the following approximate internal rates of return for exit years 2009, 2010, and 2011:

	Exit Year
Exit EBITDA Multiple	2009	2010	2011

5.0	11%	1%	(4)%
5.5	18	6	0
6.0	24	10	3
6.5	30	14	6
7.0	35	17	9

Citigroup also performed an analysis to estimate the theoretical price that could be paid by a hypothetical financial buyer to obtain a return of 25% based upon estimated exit values for us calculated by applying to our estimated terminal EBITDA for calendar years 2009, 2010, and 2011 a range of exit value multiples of 5.0x to 6.0x. This analysis indicated the following approximate implied per share equity reference range for us, as compared to the merger consideration of $53.00 per share:

Implied per Share Equity Reference		Per Share
Range for International Aluminum Based		Merger
on Exit Multiple and Exit Year		Consideration

6.0x in 2009	5.0x in 2011
$39.98	$52.71	$53.00

Miscellaneous

Citigroup has acted as financial advisor to our board of directors in connection with the merger. Under the terms of Citigroup’s engagement, Citigroup will receive a fee of $2.4 million for its financial advisory services, which is contingent upon the consummation of the merger. Citigroup also has received a fee of $1.0 million in connection with delivery of its opinion. We also have agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

In the ordinary course of Citigroup’s business, Citigroup and its affiliates may actively trade or hold our securities or securities of publicly traded affiliates of Genstar, in each case, for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with us and our affiliates.

We selected Citigroup as our financial advisor in connection with the merger because Citigroup is an internationally recognized investment banking firm with substantial experience in similar transactions. Citigroup, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of International Aluminum common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of International Aluminum common stock after the merger.

The following discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of International Aluminum common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of International Aluminum common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with International Aluminum or who hold their shares as part of a hedge, straddle, conversion, or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the U.S., S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

The following discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be successfully challenged. We do not intend to seek any ruling from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of International Aluminum common stock that is, for U.S. federal income tax purposes: a citizen or individual resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia); an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of International Aluminum common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for International Aluminum common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

•	The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

•	A non-U.S. holder who is an individual holds International Aluminum common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Information Reporting and Backup Withholding

Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (1) furnishes a correct taxpayer identification number and certifies that he, she, or it is not subject to backup withholding on the substitute Form W-9 or successor form, (2) provides a certification of foreign status on Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of International Aluminum common stock should consult his, her, or its own tax advisor with respect to the specific tax consequences of the merger to him, her, or it, including the application and effect of state, local, and foreign tax laws.

THE SPECIAL MEETING OF SHAREHOLDERS

Time, Place, and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held at 10:00 a.m., local time, on Thursday, March 29, 2007, at International Aluminum’s executive offices located at 767 Monterey Pass Road, Monterey Park, California 91754, or at any postponement or adjournment of the meeting. The purpose of the special meeting is to consider and vote on the proposal to approve the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). If the shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A.

Who Can Vote at the Special Meeting

You may vote at the special meeting all of the shares of International Aluminum common stock you owned of record as of the close of business on March 8, 2007. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares on your behalf or obtain an authorization from them to vote the shares yourself at the special meeting. As of the close of business on March 8, 2007, there were 4,308,119 shares of International Aluminum common stock outstanding held by approximately 282 holders of record.

Vote Required for Approval of the Merger Agreement

Approval of the merger agreement requires shareholders holding a majority of the outstanding shares of International Aluminum common stock at the close of business on the record date to vote for the approval of the merger agreement, with each share having a single vote for this purpose. The failure to vote has the same effect as a vote against the approval of the merger agreement.

Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of International Aluminum’s outstanding common stock, has agreed pursuant to a support agreement that he has entered into with the Buyer to vote all shares that he controls in favor of the merger agreement. Mr. Vanderstar has also granted the Buyer a proxy to vote such shares in favor of the approval of the merger agreement. The full text of the support agreement is attached to this proxy statement as Appendix B.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement.

The holders of a majority of the outstanding shares of International Aluminum common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share of International Aluminum common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting By Proxy

This proxy statement is being sent to you on behalf of the board of directors for the purpose of requesting that you allow your shares of International Aluminum common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of International Aluminum common stock represented at the special meeting by proxies voted by the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors. After careful consideration, the board of directors, by a unanimous vote of all of the directors, recommends a vote “FOR” the approval of the merger agreement.

The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. International Aluminum does not know of any matter to be presented at the special meeting other than the proposal to approve the merger agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies).

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (1) send a signed written notice of revocation to us at International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention: Corporate Secretary, (2) submit a proxy by mail or by the Internet dated after the date of the earlier proxy you wish to change, or (3) attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not be sufficient to revoke your earlier proxy.

If your shares of International Aluminum common stock are held in street name, you will receive instructions from your broker, bank, or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against the approval of the merger agreement.

International Aluminum will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of International Aluminum may solicit proxies by telephone, by other electronic means, or in person. None of these persons will receive additional or special compensation for soliciting proxies. International Aluminum will also, upon request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), by an announcement made at the special meeting of the time, date, and place of the adjourned meeting. If no quorum exists, the Chairman of the meeting will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum exists, holders of a majority of the shares of International Aluminum common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting. Any signed proxies received by International Aluminum in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow International Aluminum’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about International Aluminum, the Buyer, Merger Subsidiary, or their affiliates. Furthermore, the merger agreement contains representations and warranties made by and to International Aluminum, the Buyer, and Merger Subsidiary for the purposes of that contract and which are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract.

Effective Time of the Merger

The effective time of the merger will occur at the time that International Aluminum, the Buyer, and Merger Subsidiary file a short-form agreement of merger (with attached officers’ certificates) with the Secretary of State of the State of California on the closing date of the merger or on a later date agreed to by the Buyer and International Aluminum. The closing of the transactions contemplated by the merger agreement will occur on the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived, or on such other date as the Buyer and International Aluminum may agree.

Structure of the Merger

At the effective time of the merger, Merger Subsidiary will merge with and into International Aluminum in accordance with the California General Corporation Law. The separate existence of Merger Subsidiary will cease, and International Aluminum will survive the merger and continue to exist after the merger as a wholly owned subsidiary of the Buyer. All of International Aluminum’s and Merger Subsidiary’s rights and properties and all of their debts and liabilities will become those of the surviving corporation.

Following completion of the merger, International Aluminum’s common stock will be delisted from the New York Stock Exchange, deregistered under the Securities Exchange Act of 1934, and will no longer be publicly traded. Therefore, the current shareholders of International Aluminum will not participate in any future earnings or growth of International Aluminum and will not benefit from any appreciation in value of International Aluminum following the effective time of the merger.

Treatment of Stock and Options in the Merger

International Aluminum Common Stock

At the effective time of the merger, each outstanding share of International Aluminum common stock (other than shares that are owned by International Aluminum as treasury stock, by any of our subsidiaries, by the Buyer or by Merger Subsidiary, and other than shares that are owned by shareholders who properly exercise dissenters’ rights under California law if shareholders holding at least five percent of International Aluminum’s common stock properly exercise their rights as dissenting shareholders) will be cancelled and converted into the right to receive $53.00 in cash, without interest. Any of our shares that are owned by International Aluminum, our subsidiaries, the Buyer or Merger Subsidiary will be cancelled without the payment of any consideration. After the effective time of the merger, each outstanding stock certificate or book-entry share representing shares of International Aluminum common stock converted in the merger will represent only the right to receive the merger consideration of $53.00, without interest, with respect to each share of International Aluminum common stock.

Conversion of Merger Subsidiary Capital Stock

At the effective time of the merger, each outstanding share of the capital stock of Merger Subsidiary will be converted into one share of the common stock of International Aluminum, and such converted shares will constitute the only outstanding shares of capital stock of International Aluminum as of the effective time of the merger.

International Aluminum Stock Options

Each outstanding International Aluminum stock option that remains outstanding and unexercised as of the effective time of the merger, whether or not then vested or exercisable, will automatically be converted into the right to receive a cash payment equal to the product of (1) the excess, if any, of the merger consideration of $53.00 per share over the exercise price per share of the stock option and (2) the number of shares of common stock issuable upon exercise of the stock option. After the merger, such stock options will no longer be outstanding and the holders of the options will no longer have any rights to purchase International Aluminum common stock. As of the record date for the special meeting, two employees each held an option granted in 1998 to purchase 2,500 shares of our common stock at an exercise price of $31.5625 per share.

Exchange and Payment Procedures

Prior to the effective time of the merger, the Buyer will deposit with a disbursing agent selected by the Buyer and reasonably acceptable to us a cash amount sufficient to pay the aggregate merger consideration to be paid to our shareholders in the merger in exchange for shares of our common stock.

Promptly after the effective time of the merger, the disbursing agent will mail to each shareholder who is entitled to receive the merger consideration a letter of transmittal and instructions for use in effecting the surrender of the shareholder’s stock certificate(s) in exchange for payment of the merger consideration of $53.00 per share. Upon surrender to the disbursing agent of the shareholder’s stock certificate(s), together with the letter of transmittal duly executed and such other documents as may be reasonably required by the disbursing agent, the shareholder will be paid promptly in exchange therefor a portion of the merger consideration equaling $53.00 per share multiplied by the number of shares of common stock owned by the shareholder. No interest will be paid or accrued on the merger consideration.

A shareholder should not return a stock certificate with the enclosed proxy card, and a shareholder should not send a stock certificate to the disbursing agent without a signed letter of transmittal.

The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

The disbursing agent is entitled to deduct, withhold, and pay to the appropriate taxing authorities any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to us for transfer, they will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the disbursing agent that remains undistributed to former holders of our common stock more than six months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter be entitled to look only to the Buyer for payment of the merger consideration. The disbursing agent, the Buyer, and International Aluminum will not be liable to any former holders of our common stock for any cash that is delivered to a public official pursuant to any applicable abandoned property, escheat, or similar laws.

If a shareholder has lost a stock certificate, or if it has been stolen or destroyed, then before the shareholder will be entitled to receive any portion of the merger consideration, he or she will need to make an affidavit of the fact of such loss, theft, or destruction and, if required by the surviving corporation, post a bond in a reasonable amount sufficient to protect the surviving corporation and the Buyer against any claim that may be made against either of them with respect to such certificate.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties to the merger agreement, which are made to and solely for the benefit of each other. The assertions embodied in the representations and warranties are qualified and modified by information contained in a confidential disclosure schedule that the parties exchanged in connection with the signing of the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts about International Aluminum or the Buyer because (1) they were made only as of the date of the merger agreement or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, and (3) they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in International Aluminum’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and such subsequent information may or may not be fully reflected in International Aluminum’s public disclosures.

International Aluminum’s representations and warranties in the merger agreement relate to, among other things:

•	our and our subsidiaries’ due incorporation, valid existence, good standing, and qualification to do business;

•	our articles of incorporation and bylaws;

•	our capitalization, including the number of shares of International Aluminum common stock and stock options outstanding;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

•	the absence of certain specified violations of, or conflicts with, our and our subsidiaries’ governing documents, applicable law, and certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the execution, delivery, and performance of the merger agreement, the merger, and the other transactions contemplated by the merger agreement;

•	compliance with applicable laws and permits;

•	our SEC forms, documents, registration statements, and reports filed since January 1, 2003, including the financial statements contained therein;

•	our disclosure controls and procedures and internal control over financial reporting;

•	the absence of a material adverse effect and certain other changes or events related to us or our subsidiaries since June 30, 2006;

•	the absence of certain undisclosed liabilities;

•	the absence of undisclosed legal proceedings and governmental orders against us;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our or our subsidiaries’ employee benefit plans;

•	intellectual property;

•	taxes;

•	tangible personal property and real property and title to assets;

•	material contracts;

•	the receipt by the board of directors of a fairness opinion from Citigroup;

•	the required vote of our shareholders in connection with the approval of the merger agreement; and

•	the absence of undisclosed brokers’ fees.

Many of our representations and warranties are qualified by a “material adverse effect” standard. For purposes of the merger agreement, a “material adverse effect” relating to International Aluminum means any change, event, circumstance, development, or occurrence (other than an effect arising out of or resulting from the entering into, or the public announcement or disclosure of, the merger agreement and the transactions contemplated by the merger agreement) that, individually or in the aggregate, (1) has a material adverse effect on the business, financial condition, or ongoing operations of International Aluminum and its subsidiaries, taken as a whole, or (2) has a material adverse effect on International Aluminum’s ability to complete the merger.

The merger agreement also contains various representations and warranties made jointly and severally by the Buyer and Merger Subsidiary that are subject, in some cases, to exceptions and qualifications. The representations and warranties by the Buyer and Merger Subsidiary relate to, among other things:

•	their due incorporation, valid existence, and good standing;

•	their organizational documents;

•	the absence of specified violations of, or conflicts with, their governing documents, applicable law, and certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the execution, delivery, and performance of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement; and

•	their possession of sufficient funds to pay the aggregate merger consideration, including their procurement of a commitment letter from a financially responsible institution for the debt financing to be used to fund a portion of the aggregate merger consideration.

Some of the representations and warranties by the Buyer and Merger Subsidiary are qualified by a “material adverse effect” standard. For purposes of the merger agreement, a “material adverse effect” relating to the Buyer or Merger Subsidiary means any change, event, circumstance, development, or occurrence that is materially adverse to (1) the business, financial condition, or ongoing operations of the Buyer and its subsidiaries, taken as a whole, or (ii) the ability of the Buyer or any of its subsidiaries to complete the merger.

The representations and warranties in the merger agreement of International Aluminum, the Buyer, and Merger Subsidiary will terminate upon the effective time of the merger.

Conduct of Our Business Prior to the Merger

Under the merger agreement, International Aluminum has agreed that, subject to certain exceptions, between January 9, 2007 and the completion of the merger, unless the Buyer gives its prior written consent (which consent will not be unreasonably withheld or delayed):

•	International Aluminum and its subsidiaries will conduct their businesses in the ordinary course, consistent with past practice; and

•	International Aluminum and its subsidiaries will use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them.

International Aluminum has also agreed that, during the same time period and subject to certain exceptions, neither International Aluminum nor any of its subsidiaries will take any of the following actions, unless the Buyer gives its prior written consent (which consent will not be unreasonably withheld or delayed):

•	amend their respective articles of incorporation, bylaws or other charter documents; split, combine, subdivide or reclassify any shares of their outstanding capital stock; declare or pay any dividend or distribution payable in cash, stock, property, or otherwise; or make any other distribution in respect of any shares of its or its subsidiaries’ capital stock, except for the payment of our regular quarterly dividend of $0.30 per share; or repurchase or otherwise acquire, or modify or amend, any shares of capital stock or any rights, warrants, or options to acquire any such shares;

•	issue, sell, pledge, or dispose of any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that International Aluminum may issue shares upon the exercise of currently outstanding options;

•	incur indebtedness for borrowed money; make any acquisition of any capital stock, assets, or businesses of any other person other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business; or sell, pledge, or encumber any assets or businesses that are material to International Aluminum and its subsidiaries taken as a whole, subject to specified exceptions;

•	enter into, amend, or renew any employment, consulting, severance or similar agreement with, or pay any bonus or grant any increase in salary, wage, or other compensation or any increase in any employee benefit to, any directors, officers or employees of International Aluminum or its subsidiaries, except in each such case (1) as may be required by applicable law, (2) to satisfy existing obligations, or (3) in the ordinary course of business;

•	enter into, establish, or amend any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare plan, agreement, program or arrangement, in respect of any directors, officers, or employees of International Aluminum or its subsidiaries, except, in each such case (1) as may be required by applicable law or pursuant to the terms of the merger agreement, (2) to satisfy existing obligations, or (3) in the ordinary course of business;

•	except to the extent required under existing employee and director benefit plans, agreements, or arrangements, accelerate the payment, right to payment, or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

•	make capital expenditures or enter into any contract to make capital expenditures, subject to specified exceptions;

•	make, change, or revoke any material tax election unless required by law, or make any agreement or settlement with any taxing authority regarding any material amount of taxes;

•	make any changes in financial or tax accounting methods, principles, or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	pay, discharge, or satisfy any material claims, material liabilities, or material obligations, (1) other than in the ordinary course of business and (2) other than obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in International Aluminum’s reports filed with the SEC;

•	agree to the settlement of any material claim, litigation, investigation, or other action;

•	enter into any agreement that restrains, limits, or impedes the ability of International Aluminum or any of its subsidiaries to compete with or conduct any business or line of business;

•	materially amend or terminate any material contract, or waive or terminate any material right or material claim, or enter into any material contract; or

•	agree to take any of the foregoing actions.

No Solicitation by Us of Alternative Acquisition Proposals

The merger agreement contains restrictions on International Aluminum’s ability to solicit or engage in discussions or negotiations with any third party relating to an “acquisition transaction,” which means:

•	any acquisition of assets of International Aluminum and our subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of our consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable;

•	any acquisition of 15% or more of our outstanding common stock;

•	any tender offer or exchange offer that if completed would result in any third party beneficially owning 15% or more of our outstanding common stock; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving International Aluminum and a third party.

An offer or proposal made to us by a third party with respect to a potential or proposed acquisition transaction is referred to in the merger agreement as an “acquisition proposal.”

We have agreed that, prior to the effective time of the merger or the earlier termination of the merger agreement, we will cease any existing discussions or negotiations with any third party regarding an acquisition transaction and will request the prompt return or destruction of all confidential information relating to us or any of our subsidiaries previously furnished to any such person. We have also agreed to cause our and our subsidiaries’ respective directors, officers and investment bankers, attorneys, accountants, financial advisors and other advisors, agents, and representatives to comply with the covenants that are described in the preceding sentence.

We have agreed that, prior to the effective time of the merger or the earlier termination of the merger agreement, we will not, and will not permit any of our subsidiaries or representatives to, directly or indirectly:

•	initiate, solicit, induce, negotiate, encourage, or provide non-public or confidential information to facilitate any inquiry that constitutes, or may reasonably be expected to lead to, an acquisition proposal; or

•	enter into, continue, or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any third party any non-public information, or afford access to our properties, books, or records with respect to, any inquiries that constitute, or may reasonably be expected to lead to, an acquisition transaction, or otherwise knowingly facilitate any effort to attempt to make or implement any acquisition transaction, except as described below.

We are required by the merger agreement to notify the Buyer promptly after our receipt of any acquisition proposal, indication of interest, or request for non-public information relating to us or our subsidiaries in connection with an acquisition proposal or for access to our or our subsidiaries’ properties, books, or records by any third party that informs us that it is considering making, or has made, an acquisition proposal. We are also required to continue to keep the Buyer informed of the status of the acquisition proposal. The merger agreement’s restrictions on our activities regarding an acquisition proposal do not prevent us from making disclosures about an acquisition proposal that are required by applicable federal securities laws.

Prior to approval of the merger agreement by our shareholders, if we receive a written acquisition proposal from a third party that did not result from a breach of our non-solicitation covenants described above, we may take the following actions notwithstanding the above-described restrictions imposed by the merger agreement:

•	furnish confidential or non-public information to the third party who made the acquisition proposal and negotiate with the third party with respect to the acquisition proposal (but only after the third party has signed a confidentiality agreement that is no less favorable to us than the confidentiality agreement that Genstar signed);

•	resolve to accept, or recommend, the third party’s acquisition proposal if our board of directors determines that the acquisition proposal constitutes a “superior acquisition proposal,” which means a proposal to acquire more than 50% of our common stock or 50% or more of our consolidated assets and which is otherwise on terms that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) to be more favorable to our shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement; and

•	terminate the merger agreement and enter into an agreement with the third party with respect to its superior acquisition proposal.

We may take the actions listed in the preceding paragraph only if (1) our board of directors determines, in good faith and after consultation with our financial advisor and outside legal counsel, that the acquisition proposal is or could reasonably be expected to result in a superior acquisition proposal and (2) our board determines, in good faith and after consultation with our financial advisor and outside legal counsel, that such action or actions are necessary to comply with the board’s fiduciary duties to our shareholders under applicable law. Furthermore, we may not terminate the merger agreement in order to accept the third party’s acquisition proposal unless we give the Buyer at least four days’ prior written notice of our intention to terminate and we pay a termination fee of $6,850,000 to the Buyer. In addition, the merger agreement prohibits our board of directors from withdrawing or modifying its recommendation in this proxy statement that our shareholders approve the merger agreement unless the board determines in good faith, based on those matters as it deems appropriate after consulting with our financial advisor and outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law.

Merger Subsidiary’s Activities

The Buyer has agreed to cause Merger Subsidiary to perform its obligations under the merger agreement, and Merger Subsidiary is prohibited from carrying on any business operations prior to the completion of the merger.

Employee Benefits

Under the merger agreement, the Buyer has agreed that it will, and will cause the surviving corporation to:

•	for a period of not less than one year following the effective time of the merger, maintain our employees’ existing employment agreements, bonus plans, severance plans, and other benefit plans and benefits, provided that this covenant will not prevent the surviving corporation from terminating the employment of any employee; and

•	continue to accrue bonuses to participants in the International Aluminum Corporation Annual Bonus Plan in respect of the fiscal year ending June 30, 2007.

Shareholders’ Meeting

As promptly as practicable, International Aluminum is required to establish a record date for, give notice of, and hold a special meeting of shareholders to consider the proposal to approve the merger agreement and to use our reasonable best efforts to obtain the approval of our shareholders, including by recommending in the proxy statement that our shareholders approve the merger agreement. However, we will be relieved of our obligations with respect to the special meeting if, in accordance with the provisions described below under “Termination of the

Merger Agreement,” our board of directors terminates the merger agreement after receiving a superior acquisition proposal and after paying the Buyer a termination fee of $6,850,000.

Cooperation by the Parties

Each of the parties to the merger agreement has agreed to use all reasonable best efforts to do anything necessary or advisable to consummate and make effective the transactions contemplated by the merger agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents, or approvals of third parties and to effect all necessary registrations, filings, and submissions. The parties to the merger agreement have agreed to cooperate with each other in connection with the satisfaction of the conditions to the completion of the merger, including our agreement to assist the Buyer in obtaining the financing to be used to pay a portion of the merger consideration.

Indemnification of Our Directors and Officers

Under the terms of the merger agreement, the Buyer and Merger Subsidiary have agreed that, to the fullest extent permitted under applicable law, after the completion of the merger International Aluminum will indemnify each of our current and former officers, employees, and directors for acts or omissions in his or her capacity as an officer, employee, or director occurring on or before the effective time of the merger.

For a period of six years after the effective time of the merger, the Buyer must cause to be maintained (or must cause International Aluminum to maintain) in effect the current policies of directors’ and officers’ liability insurance maintained by us, provided that the Buyer may substitute policies, including a tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties and which coverage and amounts must be no less than the current coverage and amounts; provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premium, then the Buyer may provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at an annual premium of not more than 200% of the current aggregate annual premium.

Other Agreements

The merger agreement contains additional agreements among International Aluminum, the Buyer, and Merger Subsidiary relating to, among other things:

•	giving the Buyer and Merger Subsidiary access to our offices, properties, books, and records;

•	giving the other parties notices of certain events;

•	coordination of press releases; and

•	actions necessary to exempt dispositions of our common stock by our directors and officers pursuant to the merger under Rule 16b-3 of the Securities Exchange Act of 1934.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Shareholder Approval — The approval of the merger agreement by International Aluminum’s shareholders must have been obtained in accordance with the California General Corporation Law;

•	No Law or Orders — None of the parties to the merger agreement shall be subject to any law, order, injunction, judgment, or ruling by any governmental authority that prohibits the consummation of the merger or makes the consummation of the merger illegal;

•	HSR Act — The waiting period applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, this condition having been satisfied on March 6, 2007 as a result of the Federal Trade Commission’s early termination of the waiting period, and

•	No Lawsuits — There must not be pending any action, suit, or other proceeding (1) seeking to restrain or prohibit the consummation of the merger or seeking to obtain from the Buyer or Merger Subsidiary in connection with the merger any damages that are material in relation to the Buyer and its subsidiaries, taken as a whole, or seeking to obtain from International Aluminum any damages that are material in relation to International Aluminum and its subsidiaries, taken as a whole, (2) seeking the disposition of any material assets or businesses of International Aluminum, or (3) otherwise seeking to limit the actions of the Buyer with respect to International Aluminum after the completion of the merger.

The obligations of the Buyer and Merger Subsidiary to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties — The representations and warranties of International Aluminum contained in the merger agreement must be true and correct, except for specified immaterial failures;

•	Performance of Covenants — International Aluminum must have performed in all material respects all obligations required to be performed by it by the effective time of the merger under the merger agreement, except for specified immaterial failures;

•	Officers’ Certificate — International Aluminum must have delivered to the Buyer and Merger Subsidiary an officers’ certificate with respect to the satisfaction of the conditions relating to its representations, warranties, and covenants;

•	Approvals — All material approvals required to be obtained in order to permit consummation of the merger under applicable law must have been obtained;

•	Financing — The Buyer and Merger Subsidiary must have received the proceeds of the financing described in their debt commitment letter;

•	FIRPTA Affidavit — International Aluminum must have delivered to the Buyer a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying that the interests in International Aluminum are not U.S. real property interests; and

•	Termination of Line of Credit — International Aluminum must have terminated its existing revolving line of credit with City National Bank and delivered to the Buyer a payoff letter and drafts of all necessary UCC termination statements or other releases or satisfactions in connection with such termination, together with any other forms of payoff letters and drafts of all necessary UCC termination statements in connection with the repayment of our other indebtedness.

The obligation of International Aluminum to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties — The representations and warranties of the Buyer and Merger Subsidiary contained in the merger agreement must be true and correct, except for specified immaterial failures;

•	Performance of Covenants — The Buyer and Merger Subsidiary must have performed in all material respects all obligations required to be performed by them by the effective time of the merger under the merger agreement, except for specified immaterial failures;

•	Officers’ Certificate — The Buyer and Merger Subsidiary must have delivered to International Aluminum an officers’ certificate with respect to the satisfaction of the conditions relating to their representations, warranties, and covenants; and

•	Approvals — All material approvals required to be obtained in order to permit consummation of the merger under applicable law must have been obtained.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by our shareholders) as follows:

•	by the mutual written consent of International Aluminum and the Buyer;

•	by either International Aluminum or the Buyer, if the merger has not been completed by May 31, 2007; provided, however, that the right to terminate the merger agreement for this reason is not available to a party whose failure to perform its covenants has caused the failure of the merger to occur by this date;

•	by either International Aluminum or the Buyer, if (1) there has been a breach by the other party of any representation or warranty contained in the merger agreement which would reasonably be expected to have a material adverse effect and which breach is not curable or, if curable, the breaching party is not using on a continuous basis its reasonable best efforts to cure in all material respects such breach, or (2) there has been a breach of any of the covenants set forth in the merger agreement on the part of the other party which would reasonably be expected to have a material adverse effect and which breach is not curable or, if curable, the breaching party is not using on a continuous basis its reasonable best efforts to cure such breach;

•	by either International Aluminum or the Buyer following the entry of any final and non-appealable judgment, injunction, order, or decree by a court or governmental agency restraining or prohibiting the consummation of the merger;

•	by International Aluminum, if, prior to receipt of shareholder approval of the merger agreement, it receives a superior acquisition proposal described above under “No Solicitation by Us of Alternative Acquisition Proposals,” it resolves to accept the superior acquisition proposal, it pays the Buyer a termination fee of $6,850,000 as described below under “Termination Fees,” and it gives the Buyer at least four days’ prior written notice of its intention to terminate the merger agreement;

•	by the Buyer, if International Aluminum’s board of directors fails to recommend that our shareholders approve the merger agreement, or if our board withdraws, modifies, or amends in a manner adverse to the Buyer in any material respect the board’s recommendation to our shareholders to approve the merger agreement, or if our board recommends another acquisition proposal, or if our board resolves to accept a superior acquisition proposal or recommends to our shareholders that they tender their shares in a tender or an exchange offer commenced by a third party; or

•	by the Buyer, if International Aluminum receives an acquisition proposal from any person and our board of directors takes a neutral position or makes no recommendation with respect to such acquisition proposal and does not publicly reaffirm its recommendation to approve the merger agreement after a reasonable amount of time (and in no event more than ten business days following such receipt) elapses for our board of directors to review and make a recommendation with respect to such acquisition proposal; or

•	by the Buyer or International Aluminum, if our shareholders fail to approve the merger agreement at the special meeting of shareholders (including any adjournment or postponement of the meeting).

Termination Fees

International Aluminum will owe the Buyer a termination fee of $6,850,000 if:

•	International Aluminum terminates the merger agreement because, prior to receipt of shareholder approval of the merger agreement, it receives a superior acquisition proposal described above under “No Solicitation by Us of Alternative Acquisition Proposals” and resolves to accept the superior acquisition proposal;

•	the Buyer terminates the merger agreement because (1) International Aluminum’s board of directors fails to recommend that our shareholders approve the merger agreement, or if our board withdraws, modifies, or amends in a manner adverse to the Buyer in any material respect the board’s recommendation to our shareholders to approve the merger agreement, or if our board recommends another acquisition proposal, or if our board resolves to accept a superior acquisition proposal or recommends to our shareholders that they tender their shares in a tender or an exchange offer commenced by a third party, or (2) International

Aluminum receives an acquisition proposal from another person and our board of directors takes a neutral position or makes no recommendation with respect to such acquisition proposal and does not publicly reaffirm its recommendation to approve the merger agreement after a reasonable amount of time elapses for our board of directors to review and make a recommendation with respect to such acquisition proposal;

•	the Buyer terminates the merger agreement because International Aluminum has breached its covenants in the merger agreement regarding (1) the solicitation of competing acquisition proposals described above under “No Solicitation by Us of Alternative Acquisition Proposals,” (2) the special meeting of shareholders described above under “Shareholders’ Meeting,” or (3) the preparation, filing with the SEC, and delivery to our shareholders of the proxy statement related to the special meeting;

•	the Buyer or International Aluminum terminates the merger agreement because our shareholders fail to approve the merger agreement at the special meeting; provided, however, that the termination fee described in this paragraph will be owed by us only if (1) we enter into another acquisition transaction within one year after the termination of the merger agreement and (2) the proposal for such acquisition transaction was made prior to the date of the special meeting of shareholders; or

•	we fail to deliver to the Buyer the FIRPTA affidavit described above under “Conditions to the Merger.”

The Buyer will owe International Aluminum a termination fee of $6,850,000 if:

•	International Aluminum terminates the merger agreement because the merger has not been completed by May 31, 2007;

•	all conditions to closing the merger have been satisfied as of the date of such termination other than the Buyer’s and Merger Subsidiary’s financing condition described above under “Conditions to the Merger”;

•	all other conditions to the receipt of such financing have been satisfied except for conditions solely within the Buyer’s control; and

•	the failure to satisfy the financing condition is not caused by International Aluminum’s breach of the merger agreement.

Genstar Capital Partners IV, L.P. has guaranteed the Buyer’s obligation to pay the termination fee in this limited circumstance.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by International Aluminum, the Buyer, and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective.

THE SUPPORT AGREEMENT

This section describes the material terms of the support agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the support agreement, a copy of which is attached to this proxy statement as Appendix B and which we incorporate by reference into this document. We encourage you to read carefully the support agreement in its entirety.

In connection with the merger agreement, and concurrently with the execution of the merger agreement, Cornelius C. Vanderstar, our Chairman of the Board and the beneficial owner of approximately 40% of International Aluminum’s outstanding common stock, entered into the support agreement with the Buyer and Merger Subsidiary. Pursuant to the support agreement, Mr. Vanderstar has agreed to vote all shares of International Aluminum common stock that he controls in favor of the merger agreement. Mr. Vanderstar also agreed to vote such shares (1) against any action or agreement that would result in a breach of any representation, warranty, or covenant of International Aluminum under the merger agreement, (2) against any competing acquisition proposal, and (3) against any agreement or other action that is intended, or could reasonably be expected to, prevent or delay the completion of the merger. Mr. Vanderstar also agreed not to solicit proxies or participate in a solicitation with respect to a competing acquisition proposal.

Concurrently with the signing of the support agreement, Mr. Vanderstar delivered to the Buyer an irrevocable proxy to vote all of the International Aluminum shares that he controls in favor of the approval of the merger agreement.

Under the support agreement, Mr. Vanderstar agreed that, for the duration of the support agreement, he will not sell, pledge, or otherwise transfer any shares of International Aluminum common stock that he beneficially owns, other than transfers for estate planning or charitable purposes if the transferee agrees to comply with the support agreement.

The support agreement will terminate upon the earlier of the completion of the merger and the date of termination of the merger agreement in accordance with its terms.

MARKET PRICE OF INTERNATIONAL ALUMINUM COMMON STOCK

The following table sets forth the high and low sales prices of our common stock on the New York Stock Exchange during the fiscal quarters indicated below:

	High	Low

2005
First Quarter	$30.33	$25.70
Second Quarter	$34.40	$28.25
Third Quarter	$35.74	$31.10
Fourth Quarter	$35.49	$30.40
2006
First Quarter	$39.40	$30.25
Second Quarter	$41.30	$36.80
Third Quarter	$42.80	$37.90
Fourth Quarter	$44.99	$37.91
2007
First Quarter	$40.10	$35.26
Second Quarter	$49.10	$37.15
Third Quarter (through March 6, 2007)	$52.55	$47.85

On January 9, 2007, which was the trading day prior to the date on which we announced the execution of the merger agreement, International Aluminum’s common stock closed at $50.00 per share. On March 7, 2007, which was the last trading day before this proxy statement was printed, International Aluminum’s common stock closed at $52.50 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. As of March 8, 2007, there were 4,308,119 shares of International Aluminum common stock outstanding held by approximately 282 holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of International Aluminum’s common stock as of March 7, 2007 by (1) each person who is known to us to beneficially own more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all directors and executive officers as a group. Except as indicated in the footnotes to the table, we believe that each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, subject to community property laws where applicable. Beneficial ownership is determined in accordance with SEC rules and generally means the possession of voting or investment power with respect to securities. The percentages of ownership set forth below are based upon 4,308,119 shares of our common stock that were outstanding on March 7, 2007.

	Number of Shares	Percentage of Class
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

Cornelius C. Vanderstar(1)	1,720,700	39.9%
John P. Cunningham(2)	146,606	3.4%
Alexander L. Dean	300	*
Mitchell K. Fogelman	18,500	*
William G. Gainer	2,200	*
Robert H. Longnecker	0	*
Joel F. McIntyre	0	*
Norma A. Provencio	0	*
Ronald L. Rudy(3)	17,575	*
All current directors and executive officers as a group (nine persons)	1,905,881	44.2%

*	Represents less than one percent of our outstanding common stock.

(1)	Mr. Vanderstar’s shares are held of record by the Vanderstar Family Trust, Cornelius C. and Marguerite D. Vanderstar, Trustees. Mr. Vanderstar’s address is c/o International Aluminum, 767 Monterey Pass Road, Monterey Park, California 91754.

(2)	Mr. Cunningham’s shares are held of record by the Cunningham Family Trust, Patricia M. Cunningham, Trustee. Mrs. Cunningham is Mr. Cunningham’s spouse.

(3)	Mr. Rudy’s shares are held of record by the Ronald and LaJuana Rudy 2004 Trust, Ronald L. and LaJuana Rudy, Trustees.

DISSENTERS’ RIGHTS

Since International Aluminum’s common stock is listed on the New York Stock Exchange, dissenting shareholders’ rights will not be available in connection with the merger unless International Aluminum’s shareholders owning five percent or more of the total outstanding common stock file proper demands for payment pursuant to Chapter 13 of the California General Corporation Law following shareholder approval of the merger agreement.

If (1) International Aluminum’s shareholders owning five percent or more of the outstanding common stock submit proper demands for the purchase of dissenting shares in accordance with Chapter 13 of the California General Corporation Law following shareholder approval of the proposed merger, (2) you voted your International Aluminum shares against the proposal to approve the merger agreement and the transactions contemplated thereby, and (3) you remain a holder of International Aluminum common stock at the effective time of the merger, then you will, by making a written demand and complying with the procedures set forth in Chapter 13, be entitled to receive an amount equal to the fair market value of your shares as of January 9, 2007, which was the last trading day before the public announcement of the merger.

The closing price for International Aluminum common stock on January 9, 2007 was $50.00 per share. Chapter 13 of the California General Corporation Law provides that fair market value shall be determined without taking into account any appreciation from the proposed merger.

A copy of Chapter 13 of the California General Corporation Law is attached to this proxy statement as Appendix D. You should read it for more complete information concerning dissenting shareholders’ rights. The discussion in this section is qualified in its entirety by reference to Appendix D.

The required procedures set forth in Chapter 13 of the California General Corporation Law must be followed exactly or any dissenting shareholders’ rights may be lost. Furthermore, the fair market value determined under Chapter 13 may be less than or more than the $53.00 per share being paid in the merger.

In order to be entitled to exercise dissenting shareholders’ rights, you must vote “AGAINST” the merger agreement and the transactions contemplated thereby. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted “AGAINST” the merger agreement. If you return a proxy without voting instructions or with instructions to vote “ABSTAIN” or “FOR” approval of the merger agreement, you will lose your potential dissenting shareholders’ rights.

To be effective, an exercise of dissenting shareholder’s rights must be made by, or on behalf of, the registered shareholder. Beneficial owners who do not also hold their shares of record may not directly make dissenters’ rights demands. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise dissenters’ rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand by the nominee.

Upon shareholder approval of the merger agreement, International Aluminum will have ten days following the approval to send to those shareholders who have timely submitted a written demand and voted “AGAINST” approval of the principal terms of the merger agreement and the transactions contemplated thereby a written notice of such approval accompanied by:

•	a copy of Chapter 13 of the California General Corporation Law;

•	a statement of the price determined by International Aluminum to represent the fair market value of the dissenting shares as of January 9, 2007; and

•	a brief description of the procedures to be followed if a shareholder desires to exercise dissenting shareholders’ rights.

Within thirty days after the date on which the notice of the approval of the merger agreement is mailed, a shareholder who plans to exercise dissenting shareholders’ rights must make written demand upon International Aluminum for the purchase of dissenting shares and payment to the shareholder of their fair market value. The written demand must specify the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of January 9, 2007. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of International Aluminum common stock that are transferred prior to their submission for endorsement will lose their status as dissenting shares, and a dissenting shareholder may not withdraw his or her dissent or demand for payment unless International Aluminum consents to such withdrawal. If, at the close of the thirty-day period, the five percent threshold required to trigger dissenting shareholders’ rights has not been achieved, share certificates will be returned to shareholders who submitted written demands for payment, along with instructions for submitting those shares to the disbursing agent in order to receive the merger consideration of $53.00 per share, without interest.

If International Aluminum and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently ten percent per annum simple interest (not compounded). International Aluminum must pay the fair value of the dissenting shares within thirty days after the amount thereof has been agreed upon, or thirty days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

If International Aluminum denies that the shares surrendered are dissenting shares, or if International Aluminum and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper County in California requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter’s rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

SUBMISSION OF SHAREHOLDER PROPOSALS

The 2007 annual meeting of shareholders of International Aluminum will be held only if the merger is not completed. If the 2007 annual meeting is held, shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2007 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. In accordance with the SEC’s rules, we must receive proposals of shareholders intended to be presented at the 2007 meeting of shareholders at our principal executive offices not later than May 29, 2007 for inclusion in our proxy statement and form of proxy relating to the annual meeting, and the proposals must otherwise comply with the requirements of Rule 14a-8. Notice of shareholder proposals submitted outside of SEC Rule 14a-8 will be considered untimely if received by us after August 10, 2007.

All notices of proposals by shareholders, whether or not to be included in International Aluminum’s proxy materials, should be sent to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California 91754, Attention: Corporate Secretary.

OTHER MATTERS

Other Business at the Special Meeting

Management of International Aluminum is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment or postponement of the meeting, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of International Aluminum.

Multiple Shareholders Sharing One Address

In accordance with SEC Rule 14a-3(e)(1), one proxy statement will be delivered to two or more shareholders who share an address, unless International Aluminum has received contrary instructions from one or more of the shareholders. International Aluminum will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed by writing to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention: Corporate Secretary, or by calling Mitchell K. Fogelman, our Corporate Secretary, at (323) 264-1670, extension 2118. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting International Aluminum at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

International Aluminum files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements, or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. International Aluminum’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements, or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements, or other information concerning us, without charge, by writing to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention: Corporate Secretary, or by calling Mitchell K. Fogelman, our Corporate Secretary, at (323) 264-1670, extension 2118. If you would like to request documents, please do so by March 20, 2007, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the date of the special meeting:

•	International Aluminum’s Annual Report on Form 10-K for the year ended June 30, 2006;

•	International Aluminum’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006;

•	International Aluminum’s Current Reports on Form 8-K filed on October, 30, 2006, November 6, 2006, January 10, 2007, February 7, 2007, and February 23, 2007; and

•	International Aluminum’s Definitive Proxy Statement for its 2006 annual meeting, filed on September 22, 2006.

You may request a copy of these filings, at no cost, by writing to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California 91754, Attention: Corporate Secretary, or by calling Mitchell K. Fogelman, our Corporate Secretary, at (323) 264-1670, extension 2118. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 8, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
dated as of
JANUARY 9, 2007
among
INTERNATIONAL ALUMINUM CORPORATION,
IAC HOLDING CO.
AND
IAL ACQUISITION CO.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into as of January 9, 2007, by and among INTERNATIONAL ALUMINUM CORPORATION, a California corporation (the “Company”), IAC HOLDING CO., a Delaware corporation (“Parent”), and IAL ACQUISITION CO., a California corporation (“Merger Subsidiary”).

WHEREAS, the respective Boards of Directors of the Company, Parent, and Merger Subsidiary have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, their respective shareholders, and have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, as a condition and an inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company have concurrently herewith entered into Support Agreement in substantially the form attached hereto as Exhibit A (“Support Agreement”), pursuant to which, among other things, such shareholders have agreed to vote the shares of Company Common Stock (as defined below) owned by them in favor of the approval and adoption of this Agreement and the approval of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING

Section 1.01  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the effective time of the merger (as defined in Section 1.02) Merger Subsidiary shall be merged with and into the Company in accordance with the California General Corporation Law (the “CGCL”). Upon the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the CGCL.

Section 1.02  effective time of the merger.  Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective at or following the Closing (as defined in Section 1.08) upon the filing with the Secretary of State of the State of California (the ‘‘Secretary of State”) of an agreement of merger and certificates of officers of the Company and Merger Subsidiary in accordance with the requirements of the CGCL (the “Certificate of Merger”). When used in this Agreement, the term “effective time of the merger” means the date and time at which the Certificate of Merger is accepted by the Secretary of State for filing, or such later time as shall be set forth in the Certificate of Merger.

Section 1.03  Effects of the Merger.  The Merger shall have the effects provided for in this Agreement and in Section 1107 of the CGCL.

Section 1.04  Conversion of Shares.  At the effective time of the merger, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:

(a) each issued and outstanding share of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), owned by the Company as treasury stock or owned by any wholly owned subsidiary of the Company or by Parent, Merger Subsidiary or any other subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b) each issued and outstanding share of Company Common Stock other than shares of Company Common Stock referred to in paragraph (a) above and other than any Dissenting Shares (as defined in Section 1.05) shall be converted into the right to receive an amount in cash, without interest, equal to $53.00 (the ‘‘Merger Consideration”). At the effective time of the merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c) each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.05  Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means shares of the Company Common Stock held immediately prior to the effective time of the merger by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to the Company for purchase of such shares is duly made and perfected in accordance with Section 1301 of the CGCL and not subsequently and effectively withdrawn or forfeited. Notwithstanding the provisions of Section 1.04(b) or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the effective time of the merger, but shall entitle the holder thereof to receive such consideration as may be determined to be due to holders pursuant to the CGCL, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the CGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the effective time of the merger or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 1.04(b) and in accordance with the CGCL.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

Section 1.06  Payment of Merger Consideration.

(a) Prior to the effective time of the merger, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the “Disbursing Agent”) for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock. At or prior to the effective time of the merger, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company’s shareholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04(b) to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the “Exchange Fund”). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or money market funds investing solely in a combination of the foregoing, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.

(b) Promptly after the effective time of the merger, the Surviving Corporation shall cause the Disbursing Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or any other entity, including a governmental authority (each a “Person”), who was a record holder as of the effective time of the merger of an outstanding certificate or certificates which immediately prior to the effective time of the merger represented shares of Company Common Stock (the “Certificates”), and whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.04, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent, and which shall be in such form and shall have such other customary provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.06, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which shall have been canceled as provided in Section 1.04(a), and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

(c) From and after the effective time of the merger, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the effective time of the merger on the stock transfer books of the Surviving Corporation. From and after the effective time of the merger, the holders of shares of Company Common Stock outstanding immediately prior to the effective time of the merger shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the effective time of the merger, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the effective time of the merger the stock ledger of the Company shall be closed.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article I.

(e) At any time more than six months after the effective time of the merger, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to two years after the effective time of the merger (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

(f) Parent, the Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.07  Treatment of Stock Options.

(a) Effective immediately prior to the effective time of the merger, each then-outstanding Option (as defined in Section 4.02) to purchase shares of Company Common Stock, whether or not then vested or exercisable, shall constitute only the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Company Common Stock then subject to the Option. As of the effective time of the merger, any Option with an exercise price greater than the Merger Consideration shall be canceled without consideration and be of no further force or effect. After the effective time of the merger, the holders (the “Option Holders”) of Options shall receive in exchange for their Options consideration at a price (the “Option Consideration”) equal to the product of (i) the number of shares of Company Common Stock purchasable under such Option multiplied by (ii) the difference between the Merger Consideration and the exercise price per share of Company Common Stock purchasable under such Option. Notwithstanding the foregoing, Parent or Merger Subsidiary shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

(b) In the event any stock option agreement or other instrument evidencing the Options to be purchased pursuant to Section 1.07(a) shall have been lost, stolen or destroyed, upon the making and delivery to Parent of an affidavit, in form and substance reasonably satisfactory to Parent, to such effect by the Person claiming to be the owner of the Options evidenced by such lost, stolen or destroyed agreement or instrument, and provided that the Company’s records indicate that such Person is the owner of the Options evidenced by such lost, stolen or destroyed agreement or instrument, Parent or Merger Subsidiary, as the case may be, shall pay and deliver to such Person the Option Consideration deliverable in respect thereof in accordance with Section 1.07(a).

Section 1.08  The Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, 16th Floor, Los Angeles, California 90067, commencing at 9:00 A.M., local time, on the second business day following the satisfaction or waiver of all conditions set forth in Article VI or such other place and date as the parties may mutually determine (the “Closing Date”). As soon as practicable following the Closing, the Company and Merger Subsidiary shall file with the Secretary of State the duly executed Certificate of Merger and such other documents as may be required by the CGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

ARTICLE II

THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

Section 2.01  Articles of Incorporation.  The Articles of Incorporation of Merger Subsidiary in effect at the effective time of the merger shall be the articles of incorporation of the Surviving Corporation, unless and until amended in accordance with applicable law and the terms of this Agreement.

Section 2.02  Bylaws.  The Bylaws of Merger Subsidiary in effect at the effective time of the merger shall be the bylaws of the Surviving Corporation, unless and until amended in accordance with applicable law.

Section 2.03  Directors and Officers.  The directors of Merger Subsidiary immediately prior to the effective time of the merger shall be the directors of the Surviving Corporation as of the effective time of the merger. The officers of the Company immediately prior to the effective time of the merger shall be the officers of the Surviving Corporation as of the effective time of the merger, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBSIDIARY

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 3.01  Organization.  Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 3.02  Authority; Non-Contravention; Approvals.

(a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite actions of the respective Boards of Directors and the shareholders of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate or articles of incorporation, bylaws or other charter documents of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the effective time of the merger) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a “Contract” and collectively “Contracts”) to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of Parent’s subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect (as hereinafter defined) and would not prevent or materially delay the consummation of the Merger. In this Agreement, the term “Parent Material Adverse Effect” means any change, event, circumstance, development or occurrence that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole, or (ii) the ability of Parent or any of its subsidiaries to consummate the Merger.

(c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) applicable filings, if any, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act”), and (iii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the ‘‘Parent Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the valid execution and delivery of this Agreement by Parent or Merger

Subsidiary or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

Section 3.03  Proxy Statement.  None of the information to be supplied by Parent with respect to Parent, Merger Subsidiary or Parent’s other subsidiaries or its shareholders for inclusion in any proxy statement to be distributed in connection with the Company’s meeting of shareholders to vote upon this Agreement and the transactions contemplated hereby (the “Proxy Statement”) will, at the time of the mailing of the Proxy Statement and at the time of the meeting of shareholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.04  Ownership of Company Common Stock.  Neither Parent, Merger Subsidiary nor any of Parent’s other subsidiaries beneficially owns any shares of Company Common Stock.

Section 3.05  Funding of Merger Consideration.  Merger Subsidiary has obtained binding written commitment letters and related term sheets from financially responsible institutions, addressed to Merger Subsidiary, dated as of the date hereof, true and correct copies of which have been furnished to the Company for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing”). The commitment letters are in full force and effect and Parent has performed all of its obligations thereunder required to be performed on or prior to the date hereof. From and after the satisfaction or waiver of the conditions to closing in Sections 6.01 and 6.03, Parent shall have available cash in an amount sufficient for Parent to pay the Merger Consideration and the Option Consideration and otherwise to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in (i) the Company SEC Reports (as defined in Section 4.05) filed with the SEC prior to the date hereof and (ii) the disclosure schedule delivered to Parent by the Company concurrently herewith (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article IV, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

Section 4.01  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole, or (ii) has a material adverse effect on the Company’s ability to consummate the Merger. True, accurate and complete copies of the Company’s Restated Articles of Incorporation and Bylaws, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Parent.

Section 4.02  Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $10 per share (“Company Preferred Stock”). As of January 2, 2007, (i) 4,308,119 shares of Company Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 5,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock options (the ‘‘Options”). The outstanding shares of Company Common Stock were issued in compliance with all applicable securities laws. Since January 2, 2007, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued and (ii) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

(b) Section 4.02(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of Options, indicating with respect to each Option, the number of shares of Company Common Stock subject to such Option, the exercise price, the date of grant, and the expiration date thereof. The Company has delivered or made available to Parent accurate and complete copies of all Company stock plans, the standard forms of stock option agreement evidencing Options, and any stock option agreements evidencing an Option that deviates in any material manner from the Company’s standard forms of stock option agreement.

(c) Except for the Options, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

Section 4.03  Subsidiaries.  Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each subsidiary of the Company is duly qualified and licensed to transact business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in all cases, where the failure to be so organized, existing, qualified, licensed and in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly, or indirectly through other subsidiaries, by the Company. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term “subsidiary” means, with respect to any specified Person (the “Owner”), any other Person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner or one or more of the other subsidiaries of such Owner.

Section 4.04  Authority; Non-Contravention; Approvals.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholders’ Approval (as defined in Section 4.18), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or, except for the Company Shareholders’ Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Company Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend that shareholders of the Company adopt this Agreement and approve the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation, bylaws or other charter documents of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the effective time of the merger) the Company Required Statutory Approvals (as defined in Section 4.04(d)) and the Company Shareholders’ Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of the Company’s subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement and other applicable filings, if any, with the SEC pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, and (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iv) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

Section 4.05  Reports and Financial Statements.

(a) Since January 1, 2003, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Company SEC Reports”) required to be filed by it under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports filed with the SEC prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Report filed with the SEC prior to the date hereof.

(b) The audited consolidated financial statements and unaudited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal years ended June 30, 2005 and June 30, 2006, respectively, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the results of their consolidated operations and changes in financial position for the periods then ended (subject in the case of any unaudited interim financial statements, to normal year-end adjustments).

Section 4.06  Sarbanes-Oxley Act; Internal Accounting Controls.  The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s certifying officers have evaluated the effectiveness of its controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could adversely affect the Company’s internal controls.

Section 4.07  Absence of Undisclosed Liabilities.  Neither the Company nor any of its subsidiaries had at June 30, 2006, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after June 30, 2006 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

Section 4.08  Absence of Certain Changes or Events.  Since June 30, 2006, (a) except with respect to the transactions contemplated by this Agreement, the Company has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.

Section 4.09  Litigation; Government Investigations.  There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. To the knowledge of the Company, no material investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Except as may be entered into with Parent’s prior written consent in connection with Section 5.11, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.10  Proxy Statement.  None of the information to be supplied by the Company or its subsidiaries or shareholders for inclusion in the Proxy Statement will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the meeting of shareholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any shareholder of Parent for inclusion therein.

Section 4.11  No Violation of Law.  Neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment (other than any Environmental Law, which is the subject of Section 4.16) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.12  Material Contracts; Compliance with Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedule includes a list of each contract, agreement, license, arrangement or understanding to which the Company is a party or by which the Company or its assets are bound or affected as of the date hereof (each, a “Material Contract”),

(i) which is required to be disclosed in the Company SEC Reports,

(ii) pursuant to which payments in excess of $250,000 are required or acceleration of benefits is required upon a change of control of the Company,

(iii) which requires the consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby and otherwise would constitute a Material Contract,

(iv) which constitutes a lease of real property,

(v) which involves consideration received or paid by the Company in excess of $250,000 for the twelve-month period ending June 30, 2006, or is reasonably likely to result in the receipt or payment by the Company in the ordinary course of its business of consideration, to the knowledge of the Company, in excess of $250,000 in the twelve-month period following the date of this Agreement, or

(vi) which relates to (A) any acquisition by or from the Company or any subsidiary, or any grant by or to the Company or any subsidiary, of any right, title or interest in, under or to any Intellectual Property (as defined in Section 4.19), including Intellectual Property Licenses (as defined in Section 4.19), contracts, agreements, arrangements or understandings or (B) any covenant not to sue granted by the Company or any subsidiary to any Person or granted by any Person to the Company or any subsidiary for the benefit of the Company or such subsidiary, as the case may be, with respect to any Intellectual Property, all of which Intellectual Property in clauses (A) and (B) is material to the Company and its subsidiaries, taken as a whole, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business.

Notwithstanding anything set forth in (v) above, the Company shall not be required to include on Section 4.12(a) of the Company Disclosure Schedule nonexclusive distribution, reseller, license out and similar agreements whereby the Company or any subsidiary sells its products to a third party and grants a license or otherwise authorizes or permits such third party to use the Company’s or such subsidiary’s trademarks for such products in connection with such third party’s marketing, distribution, sales and other commercialization efforts related to such products, provided that although such agreements are not required to be listed on Section 4.12(a) of the Company Disclosure Schedule, such agreements shall nevertheless constitute Material Contracts to the extent the Intellectual Property that is the subject of such agreements is material to the Company and its subsidiaries, taken as a whole, and provided further that the Company has delivered or made available to Parent a complete and accurate copy of each such agreement.

(b) With respect to each Material Contract (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither the Company nor any of its subsidiaries is in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of the Company, no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject.

Section 4.13  Taxes.

(a) The Company and its subsidiaries have timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined below) required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes (as defined below) required to be paid. Neither the Company nor any of its subsidiaries has requested an extension of time within which to file a material Tax Return which has not been since filed. There are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries, which has not been fully paid or adequately reserved in the Company SEC Reports, and there are no material unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the ‘‘IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries. Neither the Company nor its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

(b) The Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all Taxes required to be collected or withheld, including with respect to amounts paid or owed to any employee, independent contractor, shareholder, or other third party.

(c) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another Person by Contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and ‘‘Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 4.14  Employee Benefit Plans; ERISA; Employment Agreements.

(a) The Company SEC Reports set forth or refer to each employee or director benefit plan, arrangement or agreement (other than immaterial plans, arrangements or agreements), including any (i) employment agreement or indemnification agreement, as well as (ii) any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), or bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plans as defined in Section 3(37) of ERISA (a “Multi-employer Plan”)) and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA, or with respect to which the Company or any such subsidiary or trade or business has any liability (the ‘‘Company Plans”).

(b) (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS and such determination letter has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the “qualified” status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company, there are no pending or threatened claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and its subsidiaries have complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Sections 409, 502(c) or 502(l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, or could reasonably be expected to, (i) result in any material payment (including severance or “excess parachute payment” (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan or any Contract, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(d) The Company and its subsidiaries are not a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any of its subsidiaries or any agreement pursuant to which any such Person is entitled to receive any benefits from the Company or its subsidiaries upon the occurrence of a change in control of the Company.

Section 4.15  Labor Controversies.  There are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries. The Company and its subsidiaries are not subject to any union agreements that, upon effectiveness of the Merger, would be binding upon Parent or any of its subsidiaries other than the Company and its subsidiaries.

Section 4.16  Environmental Matters.

(a) Except as disclosed in Section 4.16(a) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have conducted and are conducting their respective businesses in compliance with all applicable Environmental Laws (as defined below), which compliance includes obtaining, maintaining in good standing and complying with all permits, licenses and other governmental approvals and authorizations required under Environmental Laws for the operation of their respective businesses, (ii) none of the properties owned or, to the knowledge of the Company, leased by the Company or any of its subsidiaries contain any Hazardous Substances (as defined below) in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any written notices, demand letters or requests for information, or to the Company’s knowledge, any other notice from any Federal, state, local or foreign governmental entity or Person indicating that the Company or any of its subsidiaries is or may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including any real property owned or leased by or for the Company or any subsidiary, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of or liability or alleged liability under any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of or in a manner reasonably expected to give rise to liability under any applicable Environmental Law from any properties owned or operated by the Company or any of its subsidiaries, (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or the presence or release of any Hazardous Substances, and (vii) to the knowledge of the Company, no facts, circumstances or conditions currently exist with respect to the Company or any subsidiary, any real property currently or formerly owned, operated or leased by or for the Company or any subsidiary or at any real property which the Company or any subsidiary arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to result in the Company and its subsidiaries incurring any liabilities under Environmental Laws, except for such matters in the foregoing clauses (i) through (vii) that would not reasonably be expected, individually or in the aggregate, to result in the Company and its subsidiaries incurring liabilities which would be material to the Company and its subsidiaries, taken as a whole.

(b) Except as disclosed in Section 4.16(b) of the Company Disclosure Schedule, the transactions contemplated hereunder do not require any approval from any governmental authority under Environmental Laws necessary to close the transactions, including approval under environmental property transfer laws.

(c) The Company has made available to Parent true, correct and complete copies of all material environmental assessments, investigations, analyses or reports relating to any real property currently or formerly owned, operated or leased by or for the Company or any of its subsidiaries, as well as all material communications and documentation relating to any outstanding or threatened material liabilities under Environmental Laws, to the extent in the possession, custody or control of the Company.

(d) As used herein, the following terms have the following definitions (i) ‘‘Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or binding agreement of or with any governmental entity or other legal requirement (including common law) relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances or wastes, in each case as amended and as in effect at the effective time of the merger. The term “Environmental Law” includes the Federal Comprehensive Environmental Response Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended and as in effect before or at the effective time of the merger; and (ii) “Hazardous Substance” means any substance, material or waste presently regulated as hazardous, toxic or radioactive or pollutant or contaminant under any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead-based paint or polychlorinated biphenyls.

Section 4.17  Title to Assets.  The Company and each of its subsidiaries has good title to all its real property and to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. With respect to real property leased by the Company, the Company is entitled to and has exclusive possession of such leased properties, and the leased properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the leased properties as currently used. To the knowledge of the Company, all leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.18  Company Shareholders’ Approval.  The only vote of the holders of any class or series of capital stock of the Company or any of its subsidiaries required for approval of this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholders’ Approval”). There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

Section 4.19  Intellectual Property.

(a) As used in this Agreement, the following capitalized terms have the meanings indicated below.

(i) ‘‘Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any of its subsidiaries, or owned or held for use by the Company or any of its subsidiaries;

(ii) ‘‘Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its subsidiaries, or owned or held for use by the Company or any of its subsidiaries;

(iii) ‘‘Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (A) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (B) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (C) all Internet domain names; (D) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (E) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”);

(iv) “Intellectual Property License” means (A) any grant by the Company to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Company Intellectual Property and/or Company Technology; and (B) any grant by another Person to the Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology owned by a third Person;

(v) ‘‘Software” means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (D) all documentation, including user manuals and other training documentation, related to any of the foregoing; and

(vi) ‘‘Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in, displayed by or related to, or used in connection with, any of the foregoing.

(b) Section 4.19(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and Internet domain names owned or filed by the Company or any of its subsidiaries. Section 4.19(b) of the Company Disclosure Schedules lists (i) the record owner of each such item of Intellectual Property and (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed.

(c) The Company or one of its subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all Company Intellectual Property, Company Technology and Intellectual Property licensed to the Company or any of its subsidiaries under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by the Company or its subsidiaries in the business as presently conducted, free and clear of all liens, encumbrances and security interests. The Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the business in the manner in which such business is currently being conducted. Neither the Company nor any of its subsidiaries own any proprietary software.

(d) The Company Intellectual Property, the Company Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, dilute, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property, Technology or other right of any Person. To the knowledge of the Company, no Person is infringing, diluting, violating, misusing or misappropriating any Company Intellectual Property or Company Technology, and no claims of infringement, dilution, violation, misuse or misappropriation of any Company Intellectual Property or Company Technology have been made against any Person by the Company.

(e) The Company and its subsidiaries have taken adequate security measures to protect the confidentiality and value of all Trade Secrets and any other material non-public, proprietary information of the Company and its subsidiaries (and any confidential information owned by a third Person to whom the Company or any of its subsidiaries has a confidentiality obligation) which measures are reasonable in the industry in which the business operates. Each Company Employee, consultant and independent contractor involved in the creation or development of any products, services, Intellectual Property or Technology related to the business of the Company or any of its subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or one of its subsidiaries in a form provided to Parent prior to the date hereof.

(f) As of the date hereof, the Company and its subsidiaries are not the subject of any pending or, to the knowledge of the Company, threatened legal proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or any of its subsidiaries or challenging the ownership, use, validity or enforceability of any Company Intellectual Property, Company Technology or Intellectual Property licensed to the Company or any of its subsidiaries under any of the Intellectual Property Licenses. The Company and its subsidiaries have not received written (including by electronic mail) notice of any such threatened claim. The Company Intellectual Property and the Company Technology, and all of the Company’s and its subsidiaries’ rights in and to the Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company and its subsidiaries under the Intellectual Property Licenses, are valid and enforceable.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property or Company Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Company Intellectual Property or Company Technology to any third Person pursuant to any Contract to which the Company or any of its subsidiaries is a party or by which any assets or properties of the Company or any of its subsidiaries is bound.

Section 4.20  Insurance.  Section 4.20 of the Company Disclosure Schedule sets forth each insurance policy maintained by the Company and its subsidiaries as of the date hereof and each general liability, umbrella and excess liability policy maintained by the Company and its subsidiaries since 1993 (each, an “Insurance Policy”). Each Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.

Section 4.21  Certain Payments.  The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of the Company, or any other Person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.

Section 4.22  Brokers and Finders.  The Company has not entered into any Contract with any Person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Citigroup Global Markets, Inc. (the “Company Financial Advisor”). A true, correct and complete copy of the fee agreement with the Company Financial Advisor has been made available to Parent, and the Company has provided to Parent a true, correct and complete copy of any and all other engagement or retention agreements with outside legal counsel, financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.

Section 4.23  Opinion of Financial Advisor.  The Company Board of Directors has received the signed opinion of Company Financial Advisor, dated the date of this Agreement (the “Financial Advisor Opinion”), to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s shareholders (other than certain affiliates of the Company) in the

Merger is fair to such holders from a financial point of view. A true and complete copy of such Financial Advisor Opinion has been furnished for informational purposes only to Parent, and such Financial Advisor Opinion has not been withdrawn, revoked or modified.

ARTICLE V

COVENANTS

Section 5.01  Conduct of Business by the Company Pending the Merger.  Except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Schedule, after the date hereof and until the effective time of the merger or earlier termination of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company and its subsidiaries shall:

(a) conduct their respective businesses in the ordinary course of business consistent with past practice;

(b) not (i) amend or propose to amend their respective articles of incorporation, bylaws or other charter documents, (ii) split, combine, subdivide or reclassify any shares of their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its or its subsidiaries’ capital stock, except for (x) the payment of the Company’s regular quarterly dividend of $0.30 per share, and (y) the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of the capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(c) not issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

(d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms thereof, (iii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company and its subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Company Disclosure Schedules hereto, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its subsidiaries, or (v) enter into any binding Contract with respect to any of the foregoing;

(e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;

(f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company or its subsidiaries, except in each such case (i) as may be required by applicable law, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of Contracts that are in effect on the date hereof or (iii) in the ordinary course of business consistent with past practice;

(g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or its subsidiaries, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of Contracts that are in effect on the date hereof, including pursuant to any collective bargaining agreement, or (iii) in the ordinary course of business consistent with past practice;

(h) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(i) not make capital expenditures or enter into any binding commitment or Contract to make capital expenditures, except (i) capital expenditures which the Company or its subsidiaries are currently committed to make, (ii) capital expenditures consistent with the estimated amounts disclosed in the Company SEC Reports, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), and (iv) repairs and maintenance in the ordinary course of business;

(j) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future;

(k) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

(l) not adopt a plan or agreement of complete or partial liquidation or dissolution;

(m) not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Reports;

(n) not agree to the settlement of any claim, litigation, investigation or other action that is material to the Company and its subsidiaries, taken as a whole;

(o) not enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any of its subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its subsidiaries;

(p) not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract or agreement that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement; and

(q) not agree to take any of the foregoing actions.

Section 5.02  Acquisition Proposals.

(a) After the date hereof and until the effective time of the merger or earlier termination of this Agreement, the Company shall, and shall cause its and its subsidiaries’ respective directors, officers and investment bankers, attorneys, accountants, financial advisors and other advisors, agents or representatives (collectively, “Representatives”) to, (i) cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to an Acquisition Transaction (as defined below) and (ii) request the prompt return or destruction of all confidential information relating to the Company or any of its subsidiaries previously furnished to such Person.

(b) After the date hereof and until the effective time of the merger or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries or Representatives to, directly or indirectly, (i) initiate, solicit, induce, negotiate, encourage or provide non-public or confidential information to facilitate any inquiry that constitutes, or may reasonably be expected to lead to, a proposal or offer to acquire, in one or any series of transactions with such Person (other than Parent and its subsidiaries), any (A) acquisition of assets of the Company and its subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 15% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement (any such transactions being referred to herein as an ‘‘Acquisition Transaction”); or (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any Person any non-public information or data, or afford access to the properties, books or records of the Company or any of its subsidiaries, with respect to, any inquiries that constitute, or may reasonably be expected to lead to, an Acquisition Transaction, or otherwise knowingly facilitate any effort to attempt to make or implement any Acquisition Transaction.

(c) Notwithstanding anything in this Agreement to the contrary, (i) prior to receipt of the Company Shareholders’ Approval, the Company may, in response to a bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a Person or group (a “Potential Acquirer”) that was not solicited, initiated, induced or knowingly encouraged in violation of this Section 5.02 and which the Company Board of Directors determines, in good faith and after consultation with the Company Financial Advisor or other financial advisor and its outside legal counsel, is or could reasonably be expected to result in a Superior Proposal (as defined below), and only after the Company Board of Directors determines, in good faith and after consultation with the Company Financial Advisor or other financial advisor and its outside legal counsel, that such action is necessary to comply with its fiduciary duties to the Company’s shareholders under applicable law, (A) furnish (subject to the execution of a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement, dated April 4, 2006, between the Company Financial Advisor and Genstar Capital LLC (the “Confidentiality Agreement”)) confidential or non-public information to, and negotiate with, such Potential Acquirer and (B) subject to Section 5.02(e) hereof, resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(e), enter into agreements relating to, an Acquisition Proposal as to which the Company Board of Directors has determined in good faith constitutes a Superior Proposal and (ii) the Company Board of Directors may take and disclose to the Company’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act and otherwise make disclosures required by applicable law. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification of, or proposal by the Company Board of Directors to withdraw or modify, the Directors’ Recommendation (as defined in Section 5.07), or an approval or recommendation or neutral position with respect to such Acquisition Proposal. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (c) and Sections 5.02(d) and (e) hereof shall not constitute a violation of paragraph (a) of this Section 5.02. The Company agrees to provide to Parent, to the extent the Company shall not have done so previously, any information that it is providing to any Potential Acquirer pursuant to this Section 5.02 at substantially the same time as it provides it to such other Potential Acquirer. “Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or 50% or more of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other transactions contemplated hereby.

(d) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any Person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Thereafter, the Company shall keep Parent informed on a current basis of any material changes in the status of any such Acquisition Proposal, including whether any such Acquisition Proposal has been withdrawn or rejected.

(e) Except as expressly permitted by Section 5.02(c) or this Section 5.02(e), neither the Company Board of Directors, nor any committee thereof, shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Directors’ Recommendation or the approval or declaration of advisability by such Board of this Agreement and the Merger or (B) approve or recommend, or propose publicly to approve or recommend, the adoption of any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) cause, authorize or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.02(c) above) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, (x) the Company Board of Directors may withdraw or modify the Directors’ Recommendation, or recommend an Acquisition Proposal, if the Company Board of Directors determines in good faith, based on those matters as it deems appropriate after consulting with the Company Financial Advisor or other financial advisor and its outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law, and (y) if the Company Board of Directors receives an Acquisition Proposal that such Board determines in good faith constitutes a Superior Proposal, then the Company or its subsidiaries may terminate this Agreement pursuant to Section 7.01(e) and concurrently enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided, that, with respect to any termination pursuant to clause (y), the Company shall have complied with its obligations under this Section 5.02 since the date of this Agreement and the Company pays Parent the Termination Fee pursuant to Section 7.02 hereof concurrent with (and as a condition of) such termination.

(f) After the date hereof and until the effective time of the merger or earlier termination of this Agreement, Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or Person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.

Section 5.03  Access to Information; Confidentiality.

(a) Subject to applicable law relating to the exchange of information, the Company and its subsidiaries shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the “Parent Representatives”) reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the effective time of the merger to all of their respective properties, books, Contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of the Company’s officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by Parent and the Parent Representatives. During the period from the date hereof through the earlier of the effective time of the merger and the termination of this Agreement, the Company and its accountants, counsel and financial advisors may obtain non-public information concerning Parent and Merger Subsidiary.

(b) All nonpublic information provided to, or obtained by, a party regarding another party in connection with the transactions contemplated hereby shall be “Proprietary Information.” Notwithstanding the foregoing, the term Proprietary Information shall not include information that (i) is or becomes within the public domain through no act of the receiving party in breach of this Section 5.03, (ii) was in the possession of the receiving party prior to its disclosure or transfer hereunder, (iii) is independently developed by the receiving party, or (iv) is received from another source without any restriction on use or disclosure through no act of the receiving party in breach of this Section 5.03.

(c) Except as specifically provided herein, each party agrees that it shall not disclose any Proprietary Information to any third party nor use any Proprietary Information of another party for any purpose other than as may be necessary in connection with the transactions contemplated hereby, including seeking the Parent Required Statutory Approvals and the Company Required Statutory Approvals. The parties shall each protect all Proprietary Information with the same degree of care as it applies to protect its own proprietary information. As used herein, the term “third party” shall be broadly interpreted to include any corporation, company, partnership or individual.

(d) Notwithstanding the foregoing, a party may disclose such Proprietary Information to their respective directors, officers, employees, consultants, agents and representatives who need to know such Proprietary Information in connection with the transactions contemplated hereby (it being understood that such directors, officers, consultants, agents and representatives shall be informed by the receiving party of the confidential nature of such Proprietary Information and will agree to be bound by the terms of this Section 5.03), provided, that, the receiving party agrees to be responsible for any breach of this Section 5.03 by such persons.

(e) The parties agree that all communications with the Company and all requests for information related thereto will be submitted only to persons specifically designated in writing by the Company.

(f) In the event a party is legally requested or required to disclose Proprietary Information of the other party, the receiving party shall promptly notify the disclosing party of such request or requirement so that the disclosing party may seek an appropriate protective order or waive the provisions of this Section 5.03. In the event that such protection or other remedy is not obtained or that the disclosing party waives compliance, the receiving party agrees to furnish only that portion of the Proprietary Information which it is advised by counsel is legally required. Notwithstanding anything to the contrary in this Agreement, a disclosing party shall not be required to provide any information to any other party which it reasonably believes it may not provide to another party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the disclosing party or any subsidiary is required to keep confidential by reason of Contract, agreement or understanding with third parties.

Section 5.04  Notices of Certain Events.

(a) The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a Material Contract or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.08, 4.09 or 4.11 or which relate to the consummation of the transactions contemplated by this Agreement.

(b) Subject to the provisions of Section 5.02, each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the effective time of the merger unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.04(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 5.05  Merger Subsidiary.  Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the effective time of the merger, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

Section 5.06  Employee Benefits.

(a) For a period of no less than one year following the effective time of the merger, Parent shall cause Surviving Corporation to maintain the Company Plans and the benefits to be provided to employees of the Company and its subsidiaries as of the effective time of the merger (“Company Employees”). Notwithstanding the foregoing, Company Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time. No provision in this Agreement shall be construed as a guarantee of continued employment of any Company Employee and this Agreement shall not be construed so as to prohibit the Surviving Corporation or its subsidiaries from having the right to terminate the employment of any employee of the Surviving Corporation or its subsidiaries.

(b) Notwithstanding anything contained herein to the contrary, participants in the International Aluminum Corporation Annual Bonus Plan shall continue to accrue bonuses under such plan in respect of the Company’s fiscal year ending June 30, 2007 in accordance with such plan as in effect on the date hereof, and Parent shall pay or cause such bonuses to be paid to such participants in accordance with such plan.

(c) Nothing in this Section 5.06 shall be interpreted as preventing Parent or the Surviving Corporation from amending, modifying or terminating any Company Plan in accordance with its terms and applicable law following the expiration of the one-year period referenced in subsection (a) above or otherwise as required pursuant to subsection (d) below.

(d) Parent and the Company, in consultation with each other, shall each take whatever commercially reasonable actions are required with respect to any Company Plans that are or may become subject to Section 409A of the Code including, without limitation, the adoption of amendments (including amendments with retroactive effect) that are necessary to preserve the intended tax treatment of the benefits provided under any Company Plans.

Section 5.07  Meeting of the Company’s Shareholders.  The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the CGCL and its Restated Articles of Incorporation and Bylaws to establish a record date for, duly call, give notice of, and convene a meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholders’ Approval and will use its reasonable best efforts (including postponing or adjourning the Company Shareholders’ Meeting to obtain a quorum or to solicit additional proxies) to obtain the Company Shareholders’ Approval; provided, however, that the Company shall be relieved of its obligations with respect to the Company Shareholders’ Meeting if the Company Board of Directors terminates this Agreement pursuant to Section 7.01(e) and pays Parent the Termination Fee pursuant to Section 7.02 concurrent with (and as a condition of) such termination. Subject to Sections 5.02(c) and (e), the Company Board of Directors shall recommend that the Company’s shareholders vote to approve this Agreement, and the Proxy Statement shall contain the unqualified recommendation of the Company Board of Directors that its shareholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (the “Directors’ Recommendation”).

Section 5.08  Proxy Statement.  As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, which shall, subject to Section 5.07, include the Directors’ Recommendation, and file the Proxy Statement with the SEC under the Exchange Act and thereafter use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company’s shareholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

Section 5.09  Public Announcements.  Neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law, applicable fiduciary duties or by any applicable listing agreement with the New York Stock Exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).

Section 5.10  Expenses and Fees.  Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 5.11  Agreement to Cooperate.

(a) Subject to the terms and conditions of this Agreement, including Section 5.02 and this Section 5.11, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations (including the HSR Act) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries and to effect all necessary registrations, filings and submissions. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger. Each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”).

(b) Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. The Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such law on the transactions contemplated hereby.

(c) Parent and the Company shall, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, Parent shall have the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Parent or, effective as of the effective time of the merger, the Surviving Corporation or their respective subsidiaries, asserted by the FTC, the Antitrust Division or other governmental authority in connection with antitrust matters which would operate to hinder or delay the effective time of the merger. Parent shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, and the Company agrees to reasonably cooperate with Parent with respect thereto. Notwithstanding any of the foregoing, nothing in this Section 5.11 shall require Parent or any of its subsidiaries to (i) propose, negotiate for, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any material assets or businesses of Parent and its subsidiaries, taken as a whole, or any assets or businesses of the Company and its subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a Company Material Adverse Effect, or (ii) otherwise take or commit to take any actions that limit the freedom of action of Parent and its subsidiaries with respect to, or their ability to retain, their material assets or one or more of their businesses, or the material assets or businesses of the Company and its subsidiaries, taken as a whole, or the Surviving Corporation.

(d) The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby.

(e) In addition, each party shall, subject to applicable law and the limitations set forth in Section 5.03 and except as prohibited by any applicable representative of any applicable governmental entity, (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

Section 5.12  Directors’ and Officers’ Indemnification.

(a) After the effective time of the merger, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each individual who at the effective time of the merger is, or at any time prior to the effective time of the merger was, a director, officer, employee or agent of the Company or any of its subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the ‘‘Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Costs and Expenses”), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the effective time of the merger (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its affiliates) and (ii) this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger) subject to this Section 5.12, (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the CGCL and Parent’s or the Surviving Corporation’s respective certificate or articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and, provided, further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such counsel would have a conflict representing such Indemnified Party or Indemnified Parties.

(b) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or Parent, as the case may be, set forth in this Section 5.12.

(c) For a period of six years commencing immediately after the effective time of the merger, Parent shall cause to be maintained, or shall cause the Surviving Corporation to maintain, in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies, including a tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent’s directors and officers) with respect to matters arising on or before the effective time of the merger; provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of not more than 200% of the current aggregate annual premium.

(d) To the maximum extent permitted by applicable law, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the CGCL or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

Section 5.13  Company Securities.  Between the date hereof and the effective time of the merger, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any Company Common Stock other than pursuant to the Merger.

Section 5.14  Cooperation with Financing.  In order to assist Parent in obtaining the Financing (or any replacement financing), at Parent’s request the Company shall (a) cooperate in Parent’s preparation of any prospectus or offering memorandum or similar document, (b) make senior management of the Company reasonably available for customary “roadshow” presentations, lender meetings and rating agencies presentations, (c) cooperate with prospective lenders, underwriters, placement agents or initial purchasers in performing their due diligence with respect to the Company and its subsidiaries and (d) cooperate in procuring reasonably requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, legal opinions and real estate title documentation, required under any definitive financing agreements. At the Company’s request, Parent shall pay or reimburse the Company for reasonable direct, out-of-pocket fees and expenses incurred by the Company in the performance of its obligations under this Section 5.14.

Section 5.15  Rule 16b-3.  Prior to the effective time of the merger, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01  Conditions to the Obligations of Each Party.  The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the effective time of the merger of the following conditions:

(a) this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with the CGCL;

(b) none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;

(c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated; and

(d) there shall not be pending any action, suit or other proceeding (i) seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or Merger Subsidiary in connection with the Merger any damages that are material in relation to Parent and its subsidiaries, taken as a whole, or seeking to obtain from the Company any damages that are material in relation to the Company and its subsidiaries, taken as a whole, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of the Company and its subsidiaries, taken as a whole, or (iii) otherwise seeking to limit the freedom of action of Parent and its subsidiaries with respect to the material assets or businesses of the Company and its subsidiaries, taken as a whole, or of the Surviving Corporation.

Section 6.02  Conditions to Obligation of the Company to Effect the Merger.  Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the effective time of the merger and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the effective time of the merger as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to impair in any material respect the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated hereby, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

(b) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Surviving Corporation after the effective time of the merger.

Section 6.03  Conditions to Obligations of Parent and Subsidiary to Effect the Merger.  Unless waived by Parent and Merger Subsidiary, the obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions:

(a) (i) the representations and warranties of the Company set forth in Sections 4.02 (Capitalization), 4.04(a) – (c) (Authority; Non-Contravention) and 4.23 (Opinion of Financial Advisor) shall be true and correct in all respects as of the date hereof and as of the effective time of the merger as if made on and as of the effective time of the merger (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the effective time of the merger as if made on and as of the effective time of the merger (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the effective time of the merger, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(c) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not reasonably be expected to materially adversely affect the Parent or the Surviving Corporation after the effective time of the merger;

(d) the Company, Parent or Merger Subsidiary shall have received the proceeds of the Financing described in the commitment letters referred to in Section 3.05;

(e) the Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests (the “FIRPTA Affidavit”); and

(f) (i) the Company shall have terminated the existing revolving line of credit with City National Bank and delivered to Parent a payoff letter and drafts of all necessary UCC termination statements or other releases or satisfactions in connection with such termination and (ii) the Company or its subsidiaries, as applicable, shall have delivered to Parent any other forms of payoff letters and drafts of all necessary UCC termination statements or other releases or satisfactions in connection with the repayment of the Company’s indebtedness for borrowed money as may be requested by Parent.

ARTICLE VII

TERMINATION

Section 7.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either the Company or Parent, if the Merger has not been consummated by May 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to (i) Parent, if the failure of Parent or Merger Subsidiary to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) the Company, if the failure of the Company to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c) by either the Company or Parent, if (x) there has been a breach by the other of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company

Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party;

(d) by either the Company or Parent after ten days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger;

(e) by the Company if, prior to receipt of the Company Shareholders’ Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, complies with its Termination Fee payment obligations under Section 7.02 hereof and gives Parent at least four days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.02 shall have been received by Parent;

(f) by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Parent in any material respect the Directors’ Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the shareholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member) or any other circumstance in which a Company Adverse Recommendation Change shall have occurred; or

(g) by Parent, if the Company shall have received an Acquisition Proposal from any Person and the Company Board of Directors took a neutral position or made no recommendation with respect to such Acquisition Proposal and did not publicly reaffirm the Directors’ Recommendation in favor of the Merger and the transactions contemplated hereby after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company Board of Directors to review and make a recommendation with respect to such Acquisition Proposal; or

(h) by Parent or the Company if the shareholders of the Company fail to approve the Merger at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof).

Section 7.02  Termination Fees.

(a) The Company shall pay to Parent a termination fee in an amount in cash equal to $6,850,000 (the “Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 7.01(e); (ii) Parent terminates this Agreement pursuant to Sections 7.01(f) or (g); (iii) Parent terminates this Agreement pursuant to Section 7.01(c), provided that such termination is as a result of the Company’s breach of Section 5.02, 5.07 or 5.08; (iv) Parent or the Company terminates this Agreement pursuant to Section 7.01(h); provided, in the case of this clause (iv), that (A) after the date hereof and prior to the Company’s Shareholder Meeting, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal or (v) the Company fails to deliver the FIRPTA Affidavit pursuant to Section 6.03(e). Payment of the Termination Fee under this Section 7.02(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, in the event of payment pursuant to clause (i) above on the date of termination of this Agreement, in the event of payment pursuant to clauses (ii) or (iii) above within three business days following the date of termination of this Agreement, in the event of payment pursuant to clause (iv) above, on the date of the execution and delivery by the Company of the definitive agreement regarding such Acquisition Proposal, and in the event of payment pursuant to clause (v) above on the date on which the Company notifies Parent of its inability to deliver the FIRPTA Affidavit. Parent acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any document or instrument delivered in connection herewith, the rights set forth in clause (iii) of this Section 7.02 shall be the sole and exclusive remedy of Parent, Merger Subsidiary and their respective affiliates against the Company or its Subsidiaries or any of their respective affiliates with respect to the

Company’s breach of Section 5.02, 5.07 or 5.08 of this Agreement (excluding any willful breach of such provisions).

(b) Parent shall pay to the Company the Termination Fee in the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(b), (ii) all conditions to Closing set forth in Article VI, other than the conditions set forth in Section 6.03(d), have been satisfied, (iii) all other conditions to the Financing have been satisfied (except those conditions solely in the control of Parent), and (iv) the failure to satisfy the conditions set forth in Section 6.03(d) is not caused by any breach of this Agreement by the Company. Payment of the Termination Fee under this Section 7.02(b) shall be paid promptly by wire transfer of same-day funds to an account designated by the Company. The Company acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any document or instrument delivered in connection herewith, the rights set forth in this Section 7.02 shall be the sole and exclusive remedy of the Company and all of its subsidiaries and their respective affiliates against Parent, Merger Subsidiary or any of their respective affiliates with respect to the matters set forth in this Section 7.02 and with respect to the failure of Parent or Merger Subsidiary to satisfy an obligation due to a failure to obtain the Financing.

Section 7.03  Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in the first sentence of Section 4.22, Section 5.03(b) – (d) and (f), Section 5.10, Section 7.02 and this Section 7.03, and Article VIII, all of which shall survive the termination). Nothing in this Section 7.03 shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Non-Survival of Representations and Warranties.  Except as otherwise provided in this Agreement, no representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the effective time of the merger, and after the effective time of the merger neither the Company, Parent, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance, in whole or in part, after the effective time of the merger.

Section 8.02  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

International Aluminum Corporation
767 Monterey Pass Road
Monterey Park, California 91754
Attention: Ronald L. Rudy
Facsimile: (323) 266-3838

with a copy to:

Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Attention: Dale E. Short, Esq.
Facsimile: (310) 201-4746

If to Parent or Merger Subsidiary:

IAC Holding Co.
c/o Genstar Capital Partners IV, L.P.
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attention: Darren J. Gold
Facsimile: (415) 834-2383

with a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention: Craig W. Adas, Esq.
Facsimile: (650) 802-3100

Section 8.03  Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) “knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or Parent, as the case may be, after reasonable inquiry of any person directly reporting to any such executive officer, (iii) “including” shall mean ‘‘including, without limitation,” and “includes” shall mean ‘‘includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.04  Assignment; Governing Law; Forum.  This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the “Merger Subsidiary” for all purposes of this Agreement. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of California, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 8.02 of this Agreement.

Section 8.05  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.06  Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the effective time of the merger if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective;

provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.07  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.12, which are intended for the benefit of the Company’s officers, directors, employees and agents, the provisions of Articles I and II, which are intended for the benefit of the Company’s shareholders, including holders of the Options, the provisions of Section 5.06, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein, and Section 8.10, which is intended for the benefit of the persons named therein.

Section 8.08  Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 8.09  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 8.10  Principal Shareholder.  The parties acknowledge that neither Cornelius C. Vanderstar, individually, nor Mr. Vanderstar and Marguerite D. Vanderstar, as Trustees (the “Trustees”) of the Vanderstar Family Trust, are parties to this Agreement or any exhibit or agreement provided for herein other than the Support Agreement. Accordingly, the parties hereby agree that no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Vanderstar or the Trustees by reason of (i) any alleged breach or default by any party under this Agreement or any exhibit or agreement provided for herein other than the Support Agreement or (ii) any claim arising from or relating to any such agreement other than the Support Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL ALUMINUM CORPORATION

/s/ Ronald L. Rudy
Name: Ronald L. Rudy

Title:	President and Chief Executive Officer

IAC HOLDING CO.

/s/ Darren J. Gold
Name: Darren J. Gold

Title:	President

IAL ACQUISITION CO.

/s/ Darren J. Gold
Name: Darren J. Gold

Title:	President

Exhibit A

Form of Support Agreement

APPENDIX B

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2007, by and among IAC Holding Co., a Delaware corporation (“Parent”), IAL Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Cornelius C. Vanderstar, individually and as Co-trustee of the Vanderstar Family Trust (“Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Subsidiary and International Aluminum Corporation, a California corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Merger Subsidiary with and into the Company (the “Merger”), pursuant to which the Company will become a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Shareholder is the record or beneficial owner of 1,720,700 shares of common stock, par value $1.00 per share, of the Company (such shares, together with any other shares of Company common stock acquired by Shareholder after the date hereof, being collectively referred to herein as the “Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have required that Shareholder enter into this Agreement and, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of Shareholder.

(a) Voting; Refrain From Certain Proxy Solicitations.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) and any adjournment thereof, Shareholder shall vote the Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement, (iii) against any Acquisition Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s charter documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Shareholder further covenants and agrees that he shall not, in his capacity as owner of the Shares, solicit proxies or participate in a solicitation with respect to an Acquisition Proposal. Notwithstanding any other provision of this Agreement, Shareholder’s obligations under this Section 1(a) shall not extend to any modification or amendment to the Merger Agreement unless Shareholder otherwise agrees in a subsequent writing.

(b) Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the extent provided therein.

(c) Restriction on Transfer; Other Restrictions.  From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of the Shares (or any right, title or interest thereto or therein), (ii) deposit any of the Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of the Shares, (iii) take any action that would make any representation or warranty of Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Shareholder from performing any of his obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses of this Section 1(c). Notwithstanding the foregoing, Shareholder may transfer, give or otherwise assign Shares for estate planning or charitable purposes; provided, however, that, as a condition precedent thereto, the transferee shall agree in writing to become party to this Agreement with respect to such Shares.

2. Representation and Warranties of Parent and Merger Subsidiary.  Parent and Merger Subsidiary jointly and severally represent and warrant to Shareholder as follows:

(a) Due Authorization.  This Agreement has been authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary and has been duly executed by a duly authorized officer of each of Parent and Merger Subsidiary.

(b) Validity; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. Neither the execution of this Agreement by Parent and Merger Subsidiary nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent or Merger Subsidiary is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Parent or Merger Subsidiary.

3. Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

(a) Validity; Consents and Approvals; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. No consents or approvals of, or filings, declarations or registrations with, any governmental agency are necessary for the performance by Shareholder of its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Shareholder of any of his obligations under this Agreement. Neither the execution and delivery of this Agreement by Shareholder, nor the performance by Shareholder of his obligations hereunder, will result in a breach or violation of the terms of any agreement by which Shareholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Shareholder.

(b) Ownership of Shares.  Except as specifically described on Annex B, Shareholder (i) is the record and beneficial owner of all of the Shares and (ii) owns all of the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Subsidiary pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States). Without limiting the foregoing, except for certain proxies and restrictions provided for in clause (ii) above, Shareholder has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no Person other than Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, Shareholder does not own, beneficially or of record, any securities of the Company other than 1,720,700 shares of common stock which constitute the “Shares.”

4. Termination.  This Agreement may be terminated by Shareholder upon notice to Parent at any time within ten (10) days following any Company Adverse Recommendation Change in accordance with the Merger Agreement; provided, that, the Company pays Parent the Termination Fee prior to or simultaneously with such termination. This Agreement and the Proxy shall terminate automatically on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the effective time of the merger. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4 and Section 5 of this Agreement shall survive any termination of this Agreement.

5. Miscellaneous.

(a) Action in Shareholder Capacity Only.  The parties acknowledge that this Agreement is entered into by Shareholder in his capacity as owner of the Shares only, and that nothing in this Agreement shall in any way restrict or limit Shareholder from taking any action in his capacity as a director or officer of the Company, including, without limitation, participating in his capacity as a director or officer of the Company in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement.

(b) Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares.  Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Parent of the number of shares of Company common stock, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof. Any shares of Company common stock as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be “Shares” for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company common stock, the number of shares constituting “Shares” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company common stock or other voting securities of the Company issued to Shareholder in connection therewith.

(d) Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances.  From time to time, at the request of Parent and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g) Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) Merger Subsidiary may assign its rights and interests hereunder to Parent or to any wholly owned subsidiary of Parent if such assignment would not cause a delay in the consummation of any of the transactions contemplated by the Merger Agreement and (ii) the rights, interests and obligations of Shareholder hereunder shall be binding upon Shareholder’s heirs, trustees, executors and other representatives in the event of Shareholder’s death or incapacity. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner or shareholder of Genstar Capital Partners IV, L.P. shall have any liability for any obligations of Parent or Merger Subsidiary under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder and under the Merger Agreement. Any purported assignment not permitted under this Section shall be null and void.

(h) Amendments.  This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto.

(i) Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k) Descriptive Headings.  Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l) Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Parent or Merger Subsidiary, to:

c/o Genstar Capital Partners IV, L.P.
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attention: Darren J. Gold
Facsimile: (415) 834-2383

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig W. Adas, Esq.
Facsimile: (650) 802-3100

If to Shareholder, to:

Cornelius C. Vanderstar
c/o International Aluminum Corporation
767 Monterey Pass Road
Monterey Park, California 91754
Facsimile: (323) 266-3838

with a copy (which shall not constitute notice) to:

Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Attention: Dale E. Short, Esq.
Facsimile: (310) 201-4746

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(m) Governing Law; Enforcement; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal or state court sitting in the State of California, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(n) Specific Performance; Injunctive Relief.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

(o) Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

By:	/s/ Darren J. Gold
Darren J. Gold
President

MERGER SUBSIDIARY

By:	/s/ Darren J. Gold
Darren J. Gold
President

SHAREHOLDER

By:	/s/ Cornelius C. Vanderstar
Cornelius C. Vanderstar, individually
and as Co-trustee of the Vanderstar
Family Trust

THE UNDERSIGNED, SPOUSE OF THE SHAREHOLDER, BOTH INDIVIDUALLY AND AS CO-TRUSTEE OF THE VANDERSTAR FAMILY TRUST, HEREBY EXPRESSLY APPROVES AND AGREES TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT, AND HEREBY AGREES NOT TO DEVISE OR BEQUEATH WHATEVER COMMUNITY PROPERTY INTEREST OR QUASI-COMMUNITY PROPERTY INTEREST THE UNDERSIGNED MAY HAVE IN THE SHARES IN CONTRAVENTION OF THE TERMS OF THIS AGREEMENT.

By:	/s/ Cornelius C. Vanderstar
Cornelius C. Vanderstar, attorney-in-fact
to Marguerite D. Vanderstar
00

Annex A

IRREVOCABLE PROXY

The undersigned Shareholder of International Aluminum Corporation, a California corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of IAC Holding Co., a Delaware corporation (“Parent”), and each of them (the “Proxyholders”), the proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of common stock of the Company beneficially owned by the undersigned, which shares are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares for the following limited, and for no other, purposes:

1. In favor of approval of the Agreement and Plan of Merger, dated as of January 9, 2007, by and among Parent, IAL Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Company, and approval of the transactions contemplated by the Merger Agreement; and

2. Against (A) any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement, (B) any Acquisition Proposal (as such term is defined in the Merger Agreement) and (C) any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s charter documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.

The Proxyholders may not exercise this proxy on any other matter. The undersigned Shareholder may vote the Shares on all such other matters.

The proxies named above are empowered at any time prior to termination of this proxy to exercise all voting rights (including the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company shareholders, and in every written consent in lieu of such meeting, or otherwise.

The proxy granted by the Shareholder to the Proxyholders is hereby granted as of the date hereof in connection with the obligations of the Shareholder set forth in the Support Agreement, dated as of January 9, 2007, among Parent, Merger Subsidiary and the Shareholder (the “Support Agreement”), and is irrevocable and coupled with an interest in such obligations and in the interests in the Company to be purchased and sold pursuant to the Merger Agreement. This proxy will automatically terminate upon the termination of the Support Agreement in accordance with its terms.

Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares, and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned hereby authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of Shareholders of the Company.

This proxy is irrevocable and shall survive the incapacity or death of the undersigned.

Dated:          , 2007

Cornelius C. Vanderstar,
individually and as Co-trustee of the
Vanderstar Family Trust

THE UNDERSIGNED, SPOUSE OF THE SHAREHOLDER, BOTH INDIVIDUALLY AND AS CO-TRUSTEE OF THE VANDERSTAR FAMILY TRUST, HEREBY EXPRESSLY APPROVES AND AGREES TO BE BOUND BY THE PROVISIONS OF THIS PROXY, AND HEREBY AGREES NOT TO DEVISE OR BEQUEATH WHATEVER COMMUNITY PROPERTY INTEREST OR QUASI-COMMUNITY PROPERTY INTEREST THE UNDERSIGNED MAY HAVE IN THE SHARES IN CONTRAVENTION OF THE TERMS OF THIS PROXY.

Cornelius C. Vanderstar, attorney-in-fact
to Marguerite D. Vanderstar

Annex B

OWNERSHIP OF SHARES

Record Owner	Number of Shares

Vanderstar Family Trust	1,720,700

APPENDIX C

OPINION OF CITIGROUP GLOBAL MARKETS INC.

January 9, 2007

The Board of Directors, International Aluminum Corporation
767 Monterey Pass Road
Monterey Park, California 91754

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of International Aluminum Corporation (“IAC”) (other than Genstar Capital Partners IV, L.P. (“Genstar”) and its affiliates) of the Merger Consideration (defined below) to be received by such holders (other than Genstar and its affiliates) pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among IAC, IAC Holding Co. (“Parent”) and IAL Acquisition Co. (“Acquisition Sub”), a wholly owned subsidiary of Parent. As more fully described in the Merger Agreement, (i) Acquisition Sub will be merged with and into IAC (the “Merger”) with IAC becoming a wholly-owned subsidiary of Parent and (ii) each outstanding share of the common stock, par value $1.00 per share, of IAC (“IAC Common Stock”) will be converted into the right to receive $53.00 in cash (the “Merger Consideration”). Parent is a wholly owned subsidiary of Genstar.

In arriving at our opinion, we reviewed a draft dated January 6, 2007 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of IAC and certain senior officers and other representatives and advisors of Genstar concerning the business, operations and prospects of IAC. We examined certain publicly available business and financial information relating to IAC as well as certain financial forecasts and other information and data relating to IAC which were provided to or discussed with us by the management of IAC. We reviewed the financial terms of the Merger as set forth in the draft dated January 6, 2007 of the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of IAC Common Stock; the historical and projected earnings and other operating data of IAC; and the capitalization and financial condition of IAC. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of IAC. In connection with our engagement and at the direction of IAC, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of IAC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of IAC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to IAC provided to or otherwise reviewed by or discussed with us, we have been advised by the management of IAC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of IAC as to the future financial performance of IAC. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on IAC or the Merger. Representatives of IAC have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or

C-1

liabilities (contingent or otherwise) of IAC nor have we made any physical inspection of the properties or assets of IAC. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for IAC or the effect of any other transaction in which IAC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to IAC in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. At the request of IAC, an affiliate of Citigroup engaged in commercial banking has offered financing to the potential bidders for IAC in connection with their proposed acquisition of IAC. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of IAC or of publicly traded affiliates of Genstar, in each case, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with IAC and its respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of IAC in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of IAC Common Stock (other than Genstar and its affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

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APPENDIX D

CALIFORNIA GENERAL CORPORATION LAW
SECTIONS 1300-1313-DISSENTERS’ RIGHTS

§ 1300. Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of that such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price — Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Appraisers’ Report — Payment — Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

INTERNATIONAL ALUMINUM CORPORATION
YOUR VOTE IS IMPORTANT.
Please take a moment now to vote your shares of International Aluminum Corporation common stock for the upcoming Special Meeting of Shareholders.
YOU CAN VOTE TODAY IN ONE OF TWO WAYS:
1.	Vote by Internet —Please access www.continentalstock.com and then follow the simple instructions provided.

CONTROL NUMBER:
You may vote by Internet 24 hours a day, 7 days a week.
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
2.	Vote by Mail — Please sign, date, and mail the proxy card in the envelope provided to: International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention: Corporate Secretary.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH OF THE PROPOSALS LISTED BELOW.
(1)	Approve the Agreement and Plan of Merger, dated as of January 9, 2007, by and among International Aluminum Corporation, IAC Holding Co., a Delaware corporation (the “Buyer”), and IAL Acquisition Co., a California corporation and a wholly owned subsidiary of the Buyer.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(2)	Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN
     Transact such other business that may properly come before the special meeting or any adjournment thereof.

Date:

Signature(s) of Shareholder

Signature(s) of Shareholder

Title(s)

Please date and sign exactly as name appears on this proxy. If shares are held jointly, each shareholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name and indicate title of authorized officer who signs.

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE
PROVIDED.

INTERNATIONAL ALUMINUM CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
March 29, 2007
     I/We hereby appoint Cornelius C. Vanderstar and Ronald L. Rudy, and each of them, as Proxies, with full power of substitution, to represent me (us) and to vote all of my (our) shares of Common Stock of International Aluminum Corporation (“International Aluminum”), on all matters that may come before the Special Meeting of Shareholders of International Aluminum to be held at International Aluminum’s executive offices located at 767 Monterey Pass Road, Monterey Park, California on March 29, 2007 and any adjournments thereof. Said Proxies are directed to vote as hereafter indicated.
     This Proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, it will be voted “FOR” Proposal 1 and “FOR” Proposal 2.
     Proxies will vote in accordance with their judgment in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side.)